As Filed with the Securities and Exchange Commission on December 3, 1999

                                               Registration No. 333-85755

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                           FORM S-1 - Amendment No. 2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 BROMWELL FINANCIAL FUND, LIMITED PARTNERSHIP
           (Exact name of registrant as specified in its charter)

                                   DELAWARE
                            [State of organization]

               6289                                        51-0387638
       (Primary SIC Number)                               (I.R.S. EIN)

                         c/o Corporate Systems, Inc.
                             101 N. Fairfield Dr.
                               Dover, DE 19901
                          Telephone:  (302) 697-2139
  (address and telephone number of registrant's principal executive offices)

                             Ms. Shira Del Pacult
                               5916 N. 300 West
                            Fremont, Indiana 46737
             Telephone:  (219) 833-1306; Facsimile (219) 833-4411
     (Name, address and telephone number of agent for service of process)

                                  Copies to:
                        William Sumner Scott, Esquire
                           The Scott Law Firm, P.A.
                              5121 Sarazen Drive
                             Hollywood, FL  33021
                   (954) 964-1546; Facsimile (954) 964-1548

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement

If any of the securities being offered on the Form are to be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

Title of Each Class  Amount being    Maximum Offering     Maximum Aggregate  Amount of
of Securities Being  Registered:(1)  Price Per Unit: (2)  Offering Price:    Registration Fee:
Registered:

Limited Partnership  7,000           $1,000               $7,000,000         $1,946
Interests ("Units")

(1) This amount is based upon the number of Units to be initially offered. The exact number of Units issued will vary because of the issuance of additional Units for interest earned during the Escrow period.

(2) Initial offering price per Unit prior to the sale of the Minimum; after sale of Minimum, trading will commence and the sales price per Unit will fluctuate each month to reflect expenses and additions and subtractions for trading results.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

*******************************************************************************
Prospectus
                 Bromwell Financial Fund, Limited Partnership

                  7,000 Units of Limited Partnership Interest
        Sold at $1,000 per Unit Until the Minimum of 700 Units is Sold

The Offering

The partnership is a registered commodity pool which employs independent commodity trading advisors to trade futures and forward contracts.

The partnership is managed exclusively by two general partners, Belmont Asset Management, Inc. and Mrs. Shira Del Pacult. We refer to them collectively as "the general partner." The general partner may employ and terminate commodity trading advisors, as well as change the terms of their agreements with the partnership.

Futures Investment Company will use its best efforts to sell the partnership interests (the "Units"). No one has the obligation to purchase or support the price of the Units. You must purchase at least $25,000 in Units, though the general partner may reduce this to no less than $5,000. You must receive this prospectus at least five business days before the sale of Units to you is completed.

All subscriptions received before the minimum of 700 Units is sold will be placed in an escrow account at Star Financial Bank. Any interest accrued on your subscription amount will be used to buy additional Units for you. If we do not sell the minimum within one year of the date of this prospectus, we will return your subscription with any earned interest. After the minimum is sold, Units will be sold at their value at the end of the month in which the subscription is received.

The Risks - These securities are highly speculative and involve a high degree of risk. Consider carefully the risk factors below and the complete description beginning on page 3 of this prospectus.


* Our business is the speculative trading in futures, commodity options and unregulated currency contracts selected by professional commodity trading advisors.

* This partnership will pay substantial fixed management fees and commission costs. There is no guarantee that you will receive a return on your investment.

* The individual general partner is the principal of the general partner of another commodity pool, Fremont Fund, LP, which has not been profitable for the past three years.

* To receive your investment back after one year, the partnership must generate a return of 23.57%.

* Transfer of your Units will be restricted and there are limitations on your right of redemption to surrender your Units in return for their value. No public market for the Units exists and none is expected to develop.

* This partnership will not make distributions. To receive a return on your investment, you must use our redemption procedure.

* Although you will not receive distributions, you must pay Federal and state income taxes on your share of any profits earned by this partnership.

* The general partner and affiliates have conflicts of interest with regard to the management of this partnership.

* The general partner has limited experience in the management of commodity pools.

You are required to make representations and warranties in connection with this investment. Therefore, you are encouraged to discuss this investment with your individual financial and tax advisers.

These securities have not been approved or disapproved by the Securities and Exchange Commission, or any state securities commission or agency, nor have any of them confirmed or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

                   Initial Price   Sales Commissions(2)    Proceeds to
                    to Public(1)                          Partnership(3)
Per Limited
Partnership Unit   $    1,000      $0                     $    1,000
Total Minimum(4)   $  700,000      $0                     $  700,000
Total Maximum	 $7,000,000      $0                     $7,000,000

                          Futures Investment Company
                   5916 N. 300 West - Fremont, Indiana 46737
                          Telephone:  (219) 833-1306
                           Sales Agent/Broker-Dealer

                The date of this prospectus is December 3, 1999


     Commodity Futures Trading Commission - Risk Disclosure Statement

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 3 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 11.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 3.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

Table of Contents

Commodity Futures Trading Commission - Risk disclosure statement     ii
Table of contents     v
Notice to all purchasers     v
Specific notices     vi
Summary of the offering     1
The partnership     1
Description of securities offered for sale     1
Plan for sale of Units and use of escrow     1
Subscription procedure     1
Who will benefit from an investment in the partnership     1
Business objectives and expenses     1
Summary risk factors     1
Charges to the partnership     2
Use of proceeds     2
Selection of commodity trading advisors and allocation of equity     2
Federal income tax aspects     2
Redemptions     2
Diagram of partnership structure & commissions     3
Risk factors     4
The general partner has only 3 years of prior operation experience.     4
We must pay substantial charges, which may limit your ability to receive a
return on your investment.     4
You may not transfer your Units and must rely on our redemption procedures to
receive your investment back.     4
Your right of redemption is limited.     4
The partnership depends upon Mrs. Pacult, and her absence could cause the
partnership to cease operations.     4
General partner and commodity trading advisor will serve other businesses and
may not have adequate time to devote to the partnership.     5
This partnership has no operating history that you can review to determine
past performance.     5
There are conflicts of interest in the partnership structure which may limit
our profits.     5
You will be taxed on profits regardless of whether they are distributed.
5
You will have to pay taxes on profits in a current year which may be lost in
future years.     5
If the general partner selects a new trading advisor, it may not be as profitable as the previous one and will not be responsible for recouping any
previous losses.     5
The general partner may change the commodity trading advisor and its
allocation of equity without notice.     5
You will not participate in management and may not contest the business
decisions of the general partner.     5
Commodity futures trading is speculative     5
During partnership trading, a small price movement can lead to large losses.   6
The general partner does not control the trading advisor or its methods and
may not be able to prevent large losses.     6
The partnership may be unable to execute a trade before large losses are
incurred due to market illiquidity.     6
Changes in trading equity may adversely affect performance.     6
The equity raised by the sale of the minimum $700,000 of Units may be
insufficient to trade profitably.     6
Failure of commodity brokers or banks could result in loss of assets.     7
When trading in foreign exchanges, if the creditworthiness of the other parties is not maintained, we may lose the value of our positions in those
markets.     7
Options trading is highly risky and requires less equity to secure a trade,
thus providing greater potential for loss.     7
If the price of a contract changes dramatically, we may not be able to exit the position without sustaining substantial loss due to government imposed
price limits.     7
We may not be able to compete with others with greater resources.     7
We cannot assure that Units necessary to commence business will be sold.
7
We may not commence business at an optimal time for maximizing profits.     7
Resignation of Mrs. Pacult as a general partner and subsequent failure of Belmont to maintain its net worth may cause suspension of trading or taxation
as a corporation.     8
The general partner will not advise you, and you must rely upon your own
investment counsel before investing in the partnership.     8
The partnership is not covered by the Investment Company Act of 1940.     8
Possibility of audit - you may be subject to audit and penalties.     8
General partner may settle IRS claim not in your best interest.     8
You may be subject to back taxes and penalties.     8
Year 2000 issues may cause temporary suspension of trading.     9
Conflicts of interest     9
General partner, the commodity trading advisor, and their principals may
preferentially trade for themselves and others.     9
Possible retention of voting control by the general partner may limit your
ability to control issues.     9
The general partner is not likely to resign, even if it would be in your best
interest.     9
Partnership fees may be higher than they would be if they were negotiated.
10
If multiple traders are employed in the future, our profitability may be limited due to their competition for similar trades and their
unaccountability for previous losses.     10
Your ability to redeem your Units may be lessened due to the nature of the
general partner's compensation.     10
Commodity trading advisor may engage in high risk trading to generate fees.
10
No resolution of conflicts procedures     10
Interests of named experts and counsel     10
Management's discussion and analysis     10
The partnership     10
The general partners     11
Experience     11
Authority     11
Partnership books and records     11
The commodity trading advisor     11
The advisory contract     12
Business objective and expenses     12
Securities offered     13
Management's discussion     13
Description of intended operations     13
Risk control     14
Trading risks     14
Fiduciary responsibility of the general partner     14
Indemnification     15
Provisions of limited partnership agreement     15
Provisions of law     15
Provisions of federal and state securities laws     15
Provisions of the securities act of 1933     16
Provisions of the clearing agreement     16
Other indemnification provisions     16
Relationship with the futures commission merchant and the introducing broker  16
Fixed commissions are competitive     16
Trading fees     16
Relationship with the commodity trading advisor     16
The commodity trading advisor will trade for
other accounts     16
Non-disclosure of the commodity trading
advisor's methods     17
Charges to the partnership     17
Compensation of general partner     17
Compensation of the commodity trading advisor     17
Restrictions on management fees     18
Fees to futures commission merchant and compensation of introducing broker
18
Fee paid by partnership to the introducing broker     18
Brokerage fees paid by introducing broker to the futures commission merchant  18
Trailing commissions paid to others     18
Fee retained by introducing broker     18
Miscellaneous fees to futures commission
merchant     18
Rights of general partner     18
Other expenses     19
Charges to the partnership     19
Investor suitability     20
Potential advantages     20
Equity management     20
Investment diversification     20
Limited liability     20
Administrative convenience     20
Access to the cta     21
Use of proceeds     21
Determination of the offering price     21
The general partner     21
Identification     21
Shira Del Pacult     22
Ownership in commodity trading advisor and
futures commission merchant     22
Trading by the general partner; interest in the pool     22
No prior performance and regulatory notice     22
Trading management     23
Advisory agreement and power of attorney     23
No affiliation with commodity trading advisor     23
Rights of the general partner with respect to commodity trading advisor
selection and allocation of equity     23
The commodity trading advisor     23
Business background     23
Description of trading program     24
Performance record of the commodity trading advisor     25
Performance record of other programs sponsored by the general partner     26
Fremont Fund, Limited Partnership     26
Performance record of Atlas Futures Fund, Limited Partnership     27
The futures commission merchant     27
Federal income tax aspects     28
Scope of tax presentation     28
No legal opinion as to certain material tax aspects     28
Partnership tax status and net worth of the general partner     28
No IRS ruling     29
Tax opinion     29
Passive loss and unrelated business income taxes rules     30
Basis loss limitation     30
At-risk limitation     30
Income and losses from passive activities     30
Allocation of profits and losses     31
Taxation of futures and forward transactions     31
Section 988 foreign currency transactions     32
Capital gain and loss provisions     32
Business for profit     32
Self-employment income and tax     32
Individual alternative minimum tax     32
Interest related to tax exempt obligations     32
Not a tax shelter     32
Taxation of foreign partners     32
Partnership entity-audit provisions-penalties     33
Employee benefit, retirement plans and IRA's     33
The limited partnership agreement     33
Formation of the partnership     33
Units     33
Management of partnership affairs     33
Additional offerings     34
Partnership accounting, reports, and distributions     34
Federal tax allocations     34
Transfer of Units only with consent of the general partner     34
Termination of the partnership     35
Meetings     35
Redemptions     35
Plan for sale of Units     35
The selling agent     35
Escrow and commencement of business     36
Subscription procedure     36
Subscription amounts     37
Revocation     37
Net worth tests     37
Investor warranties     37
Legal matters     37
Litigation and claims     37
Legal opinion     38
Experts     38
Additional information     38

FINANCIAL STATEMENTS

A.    Bromwell Financial Fund, Limited Partnership
      Audited Financial Statements as of August 4, 1999
      Notes to Statement of Financial Condition

B.    Belmont Capital Management, Inc.
      Audited Financial Statements as of August 4, 1999
      Notes to Statement of Financial Condition

Appendix I - Commodity Terms And Definitions; State Regulatory Glossary

Exhibit A - Limited Partnership Agreement

Exhibit B - Request For Redemption

Exhibit C - Suitability Information

Exhibit D - Subscription Agreement And Power Of Attorney

Exhibit E - Escrow Agreement

Exhibit F - Investment Advisory Contract


Notice To All Purchasers

Until 90 days after the date hereof, all dealers effecting transactions in the Units, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to
deliver a prospectus when acting as underwriters or best efforts sellers.   The
selling agent and additional sellers must also deliver any supplemented or amended prospectus issued by the partnership.

No dealer, salesman, officer, employee or agent of the partnership or the general partner and or any other person has been authorized, in connection with this offering, to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the partnership, the general partner, the selling agents, or any other person connected with this offering. This prospectus speaks as of the date of its issuance. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the partnership since the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Units by anyone in any state in which such offer, solicitation, or purchase is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The regulations of the Commodity Futures Trading Commission require that no commodity pool operator may solicit, accept or receive funds, securities or other property from a prospective participant in a commodity pool without first delivering a disclosure document (this "prospectus") to such prospective participant. The general partner must furnish all partners annual and monthly reports complying with Commodity Futures Trading Commission and National Futures Association requirements. The annual reports will contain certified and audited, and the monthly reports unaudited, financial information in regard to the operation of the partnership and its general partner.

Bromwell Financial Fund, Limited Partnership, is not a mutual fund and is not subject to regulation under the Investment Company Act of 1940. Consequently, investors will not have the benefit of the protective provisions of such legislation.

Investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time. Accordingly, the Units may be sold, assigned, transferred or otherwise disposed of only in accordance with the terms of the limited partnership agreement, including the consent of the general partner. No public market exists or is expected to develop for the Units and, consequently, prospective investors who desire liquidity should not purchase the Units. Each investor (purchaser of Units) must meet the following suitability standards: (i) an investor must have (a) had an annual gross income in excess of $45,000 in the last calendar year and reasonably expects to have gross income in excess of $45,000 for the current year together with a net worth, exclusive of principal residence, home furnishings, and automobile of $45,000; or (b) the investor has a net worth (exclusive of principal residence, home furnishings and automobile) in excess of $150,000; and (ii) the investor is represented by a purchaser representative or otherwise demonstrates to the general partner sufficient knowledge to accept the risks of this investment. A general partnership or other entity making investment must meet the financial suitability requirements prescribed for natural persons. A qualified pension, profit-sharing or Keogh employee plan, the fiduciary for such plan, or the donor of any such plan who directly or indirectly supplies the funds to purchase an interest (the "Units") in the partnership must meet the minimum financial suitability standards. "Accredited investors", as that term is defined under regulation D of the act, who have a net worth in excess of $1,000,000 are deemed to have such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of the proposed investment and, at the time of purchase of a $25,000 Unit, can afford a complete loss.

The act and the securities laws of certain states grant purchasers of securities sold, either in violation of the registration or qualification provisions of such laws or within certain time limitations, the right to rescind their purchase of such securities and to receive back their consideration paid, plus interest. Many of these laws which grant the right of rescission also provide that suits for such violations must be brought within a specified time, usually one year from discovery of facts constituting such violation. Should any investor institute an action on the theory that the offering conducted as described herein was required to be registered or qualified, the partnership will contend that the contents of this prospectus provided notice of sufficient facts to commence the time from which an action for rescission should have been brought. Also, should any investor contend the offer was not qualified for presentation or the investor not suitable to make such investment, the general partner will plead reliance upon the information supplied by the investor in the subscription documents.

Specific Notices

Notice to California Investors

California residents are required to have a liquid net worth of $100,000 and annual income of $50,000 to be able to purchase partnership interests in this commodity pool. The transfer of the limited partnership interests offered and sold pursuant to this offering can not be resold or transferred without permission of the general partner and fulfillment of other terms and conditions contained in the partnership agreement. Accordingly, (a) the limited partnership, as issuer of a security upon which a restriction on transfer has been imposed must cause a copy of rule 260.141.11 to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee; and, (b) it is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the commissioner (until this condition is removed pursuant to section 260.141.12 of these rules), except as provided in the code. The certificates, whether upon initial issuance or upon any transfer, shall bear on their face, in capital letters of 10-point size, as follows: "it is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written con-sent of the commissioner of corporations of the state of California, except as permitted in the commissioner's rules".

Notice to Michigan Investors

Investors who are residents of Michigan are required to have a net worth of $225,000 or net worth of $60,000 and taxable annual income of $60,000 to be eligible to invest in this offering of partnership interests in a commodity pool. Net worth in all cases must be calculated exclusive of home, home furnishings and automobiles. In addition, no more than ten percent (10%) of the investor's net worth may be invested in this limited partnership.

Notice to Oregon Investors

Investors who are residents of Oregon are required to have a net worth of $225,000 or net worth of $60,000 and annual income of $60,000 to be eligible to invest in this offering of partnership interests in this commodity pool.

Notice to foreign investors

The securities have been registered with the United states securities and exchange commission and several selected states. However, the securities may not be offered, sold, renounced or transferred, directly or indirectly, in the United States of America, its territories, possessions, and all areas subject to its jurisdiction ("United States" or in Canada (collectively, "North America"), or to or for the benefit of any person who is a national citizen or a resident or normally a resident thereof, the estates of such a person or any corporation or other entity created or organized under any law of the United states or Canada or any political subdivision thereof (collectively referred to as "North American persons") unless (i) the securities are duly registered under the applicable state act, or (ii) an exemption from registration under the applicable state act and the company has received an opinion of counsel to such effect reasonably satisfactory to it, or (iii) such securities are sold on foreign exchange in accordance with procedures approved by such foreign stock exchange.


Summary of the Offering

This summary is to assist your understanding of the offer. To be certain you have a full understanding of the risks of this investment, you must carefully review the entire document, including the exhibits.


The Partnership

Bromwell Financial Fund, Limited Partnership:

*  is a Delaware limited partnership organized on January 12, 1999

* maintains its main business office at c/o Corporate Systems, Inc. 101 North Fairfield Drive, Dover, DE 19901, (302) 697-2139

* is operated pursuant to a limited partnership agreement which is included as Exhibit A

* The Partnership is managed and controlled by Belmont Capital Management, Inc., a Delaware corporation, and Shira Del Pacult, which we collectively refer to as the general partner.

The general partner employs independent professional trading managers called commodity trading advisors to select trades for the partnership

Description of Securities Offered for Sale

We are offering $7,000,000 Units of limited partnership interest at a value per Unit which was initially established by the general partner at $1,000.

Plan For Sale of Units And Use of Escrow

All sales will be made using our best efforts, which means we will try, but not guarantee, to sell all Units.

Subscription Procedure

To purchase Units, you must:

* complete and execute a subscription agreement (Exhibit D), and deliver your executed subscription documents and check for your investment, which should be made payable, if the minimum Units have not been sold, to the escrow agent "Star Financial Bank-Escrow Agent for Bromwell Financial Fund, LP" and, after the sale of the minimum, payable to "Bromwell Financial Fund, L. P."

* pay for at least $25,000 in Units, though the general partner may reduce this amount to not less than $5,000.

And you must have at least:

* a minimum net worth, exclusive of your home, home furnishings and automobiles, of $150,000, or

* a minimum annual gross income of $45,000 and a minimum net worth of $45,000, both exclusive of your home, home furnishings and automobiles.

The State where you live may impose higher net worth and income requirements regarding your purchase of Units.

Who Will Benefit From An Investment In The Partnership

You are likely to benefit from an investment in the partnership if you want to diversify your portfolio and if you have investment money available that you can afford to lose without adverse consequences to your lifestyle. You have the opportunity to participate in markets which are typically not represented in most investors' portfolios and which can be profitable in both rising and falling markets.

However, if you cannot afford the risk of losing your entire investment, you should not invest in the partnership.

Business Objectives and Expenses

We are organized to be a commodity pool to engage in the speculative trading of:

* futures and forward contracts, which are instruments designed to permit producers to hedge or investors to speculate in various interest rates, commodities, currencies, stock indices and other financial instruments

* options on futures and forward contracts, which give the purchaser the right to acquire or sell a given contract at a specified time at a specified price, and

*  other financial instruments.

We do not anticipate you will receive distributions and cannot guarantee that we will meet our objectives or avoid substantial losses.

We are subject to substantial charges. To return your initial investment at $1,000 per Unit after one year, we must earn a profit of 23.57%, or $235.70 per Unit, assuming the minimum number of Units are sold. Although you will not receive distributions, you will pay Federal, state and local taxes upon the profits, if any.

Summary Risk Factors

Investment in the Units is speculative, illiquid, and highly risky. You should purchase Units only if you can afford to lose your entire investment. For a complete description of the risks of an investment in the partnership, see the Risk Factors section beginning on page 3.

* Our business is the speculative trading in futures and forward contracts, and options on those contracts, selected by professional commodity trading advisors. This trading is highly leveraged and takes place in very volatile markets.

* Past results of the commodity trading advisor and the general partner do not guarantee future results.

* This partnership will pay substantial fixed management fees and commission costs. There is no guarantee that you will receive a return on your investment.

* The individual general partner is the principal of the general partner of another commodity pool, Fremont Fund, LP, which has not been profitable for the past three years.

* Transfer of your Units will be restricted and there are limitations on your right of redemption to surrender your Units in return for their value. No public market for the Units exists and none is expected to develop.

* This partnership will not make distributions. To receive a return on your investment, you must use our redemption procedure.

* Although you will not receive distributions, you must pay Federal and state income taxes on your share of any profits earned by this partnership.

* The general partner and affiliates have conflicts of interest with regard to the management of this partnership. Specifically, the general partner is affiliated with the selling agent, and no due diligence will be performed.

* The general partner has limited experience in the management of commodity pools.

Charges To The Partnership

The following table identifies who is compensated for what, and at what rate:

Entity                          Nature of Service                   Amount of Compensation
The general partner             Manages the partnership             3% annual management fee, paid
(Belmont Capital                                                    monthly, of all equity assigned to
Management, Inc.)                                                   all trading advisors to trade


The commodity trading advisor   Makes trades for the partnership    1% annual management fee, paid
(Ansbacher Investment                                               monthly, of the equity assigned to
Management, Inc.)                                                   it to trade

                                                                    20% quarterly incentive fee on all
                                                                    new net profits it has generated
                                                                    (this includes all profits
                                                                    generated during the quarter,
                                                                    adjusted for changes in trading
                                                                    equity and losses in previous
                                                                    quarters)

The introducing broker          Negotiates and pays trading costs;  11% annual fixed fee, paid
(Futures Investment Company)    assumes credit risk of the          monthly, on all equity assigned
                                partnership to the futures          for trading
                                commission merchant



The futures commission merchant Clears the trades; holds trading    Paid by introducing broker - 4%
(Vision Limited Partnership)    advisor's equity                    annual fixed fee, paid monthly, on
                                                                    all equity on deposit to cover the
                                                                    brokerage commissions, or the
                                                                    costs of entering trades

The selling agent               Solicits and maintains investment   Paid by introducing broker - No
(Futures Investment Company)    in the partnership                  selling commissions are charged.
                                                                    After the first year of operation,
                                                                    6% of the net assets are paid by
                                                                    the introducing broker as trailing
                                                                    comissions for services related to
                                                                    retaining investment in the
                                                                    partnership

Lawyers and Accountants         Continuing legal and accounting     After the first year, annual legal
(The Scott Law Firm, P.A.,      work                                costs of $18,000 and annual
Frank L. Sassetti & Co.,                                            accounting costs of $5,000.
James D. Hepner & Co.)

Use Of Proceeds

After we commence business, Belmont Capital Management, Inc. will be reimbursed for its advance of the 47,000 in offering expenses and $5,000 in organizational expenses. Upon the sale of additional Units, we will charge the new limited partners their allocated portion of the previously paid expenses to reimburse the prior partners. The general partner will apply the remaining partnership assets toward trading commodities and toward cash reserves.

Selection Of Commodity Trading Advisors And Allocation Of Equity

The general partner selects the commodity trading advisors which will trade on our behalf. At the commencement of trading, the general partner expects to use only one trading advisor, Ansbacher Investment Management, Inc. The trading advisor will be solely responsible for making trades, and neither the general partner or you will approve trades made. The general partner, without prior notice to you, may terminate or add trading advisors, or change the amount of equity allocated to any such advisor.

Federal Income Tax Aspects

Although you will not be paid distributions, you will be have to pay income taxes on profits and interest, if any.

Redemptions

You may request the general partner to accept the surrender of your Units for cash. The general partner will try to comply with all redemption requests, but may not be able to because of insufficient liquid assets. No redemptions will be made during the first 6 months of operation. We will charge 4% of the redeemed Units' value if you request redemption at the end of the 6th month. Thereafter, we will reduce the redemption fee by 1% for every 6 months you remain in the partnership. See, The Limited Partnership Agreement, Redemptions.


Diagram of Partnership Structure & Commissions
Bromwell Financial Fund, Limited Partnership

Please see the previous table under Charges to the Partnership for a description of the below parties.

[Diagram omitted]


The Risks You Face

Investment in the Units is speculative, illiquid, and highly risky. You should purchase Units only if you can afford to lose your entire investment. All of the following risks, except payment of fixed expenses, are present without regard to the number of Units sold.

The individual general partner has only 3 years of prior operation experience, and the corporate general partner has none.

Belmont Capital Management, Inc., the corporate general partner, is a recently formed Delaware corporation. It has not previously operated a commodity pool or engaged in any other business. Mrs. Pacult, the other general partner, is the individual general partner of another commodity pool, Atlas Futures Fund, LP, which commenced business on October 15, 1999. Mrs. Pacult also currently manages the corporate general partners of two other public commodity pools, Fremont Fund, LP and Atlas Futures Fund, LP. She has operated Fremont Fund for 3 years. She also has over eighteen years of experience selecting commodity trading advisors and explaining to investors how individual managed futures accounts are administered.

We must pay substantial charges, which may limit your ability to receive a return on your investment.

We must pay substantial charges, which must be paid before you will realize a profit. They are:

* fixed brokerage commissions of 11% per year upon the assets assigned for trading

*  a management fee to the general partner of 3% per year of our net assets

* a management fee on the equity assigned to the commodity trading advisor of 1% per year

* yearly expenses estimated at $23,000, of which $18,000 is paid for accounting and audit services and $5,000 is paid for legal services

* offering expenses estimated to be $47,000 to be paid upon commencement of business

* organizational expenses of $5,000, amortized on a straight line method over the first 5 years of our operation

* variable operating expenses such as incentive fees to the commodity trading advisor, telephone, postage, and office supplies, and

* extra-ordinary expenses such as claims and defense of claims from brokers, partners, and other parties.

The incentive fees will be determined on a quarterly basis and will be paid to the commodity trading advisor. We may be subject to substantial incentive fees in the initial quarters of any given year which will not be refunded, even if we experience subsequent losses which produce a net loss for that year. See Charges to the Partnership.

You may not transfer your Units and must rely on our redemption procedures to receive your investment back.

You can assign or transfer your Units only with the consent of the general partner, which will be granted only to immediate members of the family, upon
death of the owner or other limited circumstances.   See The Limited Partnership
Agreement, Transfer Of Units Only With Consent Of The General Partner and the Limited Partnership Agreement (Exhibit A).

Therefore, you must rely on our redemption procedures to receive your initial investment adjusted to reflect profits, payment of expenses, and losses. See The Limited Partnership Agreement, Redemptions.

Your right of redemption is limited.

Our redemption procedures provide:

* you will be charged a fee that decreases with time over the first two years of your investment

*  it must be approved by the general partner, and

*  it may not be granted if we do not have enough liquid assets.

Subject to the foregoing limitations, the general partner attempts to grant all redemption requests within ten days after the last day of the month in which the redemption request was received. You may be prevented from redeeming your Units before they are significantly devalued. See The Limited Partnership Agreement, Exhibit A, Redemptions.

Further, substantial redemption requests could adversely affect us by:

* the liquidation of positions too rapidly or on unfavorable terms which prevent us from satisfaction of all redemption requests, or

* the reduction of our available trading equity at a time when we have an opportunity to earn substantial profit.

The partnership depends upon Mrs. Pacult, and her absence could cause the partnership to cease operations.

You will be relying entirely on the ability of the general partner to select and monitor the commodity trading advisor or advisors selected for the partnership. Mrs. Pacult is the individual general partner and the sole principal and officer of the corporate general partner.

If Mrs. Pacult becomes unable to perform her duties, we could be required to cease operations and trading until a replacement could be found.

General partner and commodity trading advisor will serve other businesses and may not have adequate time to devote to the partnership.

Both general partners expect to manage additional pools in the future which may use the commodity trading advisor. Thus, they may use trading methods similar to ours. They may also use Futures Investment Company, the introducing broker,
to negotiate better terms for clearing and other services.   The commodity
trading advisor currently manages other commodity accounts and may manage new accounts, including personal accounts and other commodity pools. Although the commodity trading advisor intends to use similar trading methods for all accounts it manages, it may vary those methods slightly. We cannot guarantee our trading results will be similar to or better than any of the trading advisor's other accounts. Our business could be adversely affected by the failure of either Mrs. Pacult, who is the individual general partner and also the sole principal of the corporate general partner, or the trading advisor to devote sufficient time to the partnership affairs. See Risk Factors, Trading Management, and The Commodity Trading Advisor.

This partnership has no operating history that you can review to determine past performance.

Because we are a newly formed partnership, we have no history of generating profits or losses. Though we provide the performance histories for other accounts managed by the commodity trading advisor who will select our trades, its past performance does not guarantee future results of this partnership.

There are conflicts of interest in the partnership structure which may limit our profits.

Before investing in this partnership, you must consider the actual and potential conflicts of interest that exist in our structure and operation. Specifically, Mrs. Pacult is also a principal of Futures Investment Company, the introducing broker and selling agent. Therefore, the general partner will probably not replace Futures Investment Company as the introducing broker because:

* it is paid 11% in fixed commissions to pay round-turn brokerage commissions and trailing commissions and

*  the selling agent pays her 6% in trailing commissions.

In addition, because the selling agent is affiliated with the general partner, no independent due diligence of this offering will be conducted for your protection. See Risk Factors, Conflicts of Interest, and the Limited Partnership Agreement (Exhibit A).

You will be taxed on profits regardless of whether they are distributed.

We do not intend to make cash distributions from profits.   Regardless of
whether distributions have been made, if we realize profits for a fiscal year, you will pay taxes.

You will have to pay taxes on profits in a current year which may be lost in future years.

We might sustain losses which offset our profits after the end of the year. So you might never receive a distribution equal to your share of our prior year's taxable income. See Federal Income Tax Aspects and The Limited Partnership Agreement (Exhibit A).

If the general partner selects a new trading advisor, it may not be as profitable as the previous one and will not be responsible for recouping any previous losses.

We rely upon a single commodity trading advisor to generate profits pursuant to an Advisory Contract and Power of Attorney (Exhibit F). Either the general partner or the trading advisor may terminate their relationship at any time.
If this happens, or if the trading advisor becomes unable to serve us for any other reason, the general partner would have to find one or more alternate trading advisors. We cannot guarantee that any alternate trading advisors will trade as profitably as the original trading advisor, or that they will be retained on as favorable terms. Also, any new trading advisors will not be obligated to recoup losses, if any, incurred by the prior trading advisor before they are paid incentive fees.

The general partner may change the commodity trading advisor and its allocation of equity without notice.

Without prior notice to you, the general partner may change the commodity trading advisor and the amount of equity allocated to it at any time, for any reason.

You will not participate in management and may not contest the business decisions of the general partner.

You may not manage or conduct our business in any way or you would be a general partner, which is not allowed by the Limited Partnership Agreement (Exhibit A). Accordingly, you are bound by the business decisions of the general partner.

Commodity Futures Trading Is Speculative

Commodity futures, forward, and option contract prices are highly volatile.
Specifically:

* price movements are influenced by such unpredictable variables as: changes in supply and demand; weather; agricultural trade, fiscal, monetary and exchange control programs and policies of governments; national and international political and economic events; and, changes in interest rates

* governments, exchanges, and other market authorities intervene to influence prices

* even if the analysis of the fundamental conditions by the commodity trading advisor is correct, prices still may not react as predicted

* it is possible for most of our open positions to be unprofitable at the same time.

* price changes may reach a limit upon which trading rules require a suspension of trading for a specified period of time. It is possible for these limits to be reached in the same direction for successive days. This may prevent us from exiting a position, and when the market reopens, we could suffer a substantial loss on the position.

* losses are not limited to the margin allocated to hold the position and may exceed the total equity in our account.

During partnership trading, a small price movement can lead to large losses.

A small amount of money, called margin, must be deposited to hold or short a contract relative to its value. The margin amount is typically between 3% and 20%. This permits a large percentage gain or loss relative to the margin deposit. For example, if at the time of purchase, 5% of the futures contract price is deposited as margin, a 5% decrease in the position's value will cause a loss of all the equity allocated to the trade, which could equal the entire value of the account. The losses could be substantially more than the margin deposited and the total value of the account.

The general partner does not control the trading advisor or its methods and may not be able to prevent large losses.

The commodity trading advisor will enter trades on our behalf directly with the futures commission merchant. The general partner will not know the trades before they are made, nor will it know the trading advisor's methods, the number of contracts bought or sold, or the margin required. The trading advisor will not notify the general partner of any modifications, additions or deletions to its trading methods and money management principles. We may suddenly suffer large losses before the general partner knows remedial action must be taken.

The partnership may be unable to execute a trade before large losses are incurred due to market illiquidity.

It is not always possible to execute a buy or sell order. Such illiquidity can be caused by:

* a lack of interest in the contract caused by market conditions which produce no persons willing to buy or sell, or

* the suspension of trading which may occur because the price limit for a contract has been reached).

Most United States commodity exchanges limit price movement in a single direction by rules referred to as price limits. Once these limits have been reached, no trades may be executed at prices beyond the limits for a specified amount of time, usually until the next trading day. However, given sufficient price movement the following day, price limits may be imposed again. Accordingly, price limits may be in effect for protracted time periods. No trading may be made in the direction of the price movement while the limit is in place. The frequency of the imposition of price limits or the length of time they will be in effect cannot be predicted. This causes illiquidity and exposure to substantial losses. These losses could exceed the total equity in our account.

Changes in trading equity may adversely affect performance.

Commodity trading advisors often are unable to adjust to changes in the amount the money the manage. This is because:

* the larger amount of equity under management requires larger trades to be made, which may be more difficult to execute

* there are legal limits called position limits upon the number of positions that may be taken on a particular commodity, and

* it may be more difficult to scale in positions, which is when a trading advisor takes positions at different prices at different times and then allocates those positions on a ratable basis when a change in his allocated equity occurs.

See Appendix I for the full definitions of position limits and scale in positions.

The commodity trading advisor will not limit the total equity it accepts and may suffer losses which cause a withdrawal of the equity it manages. A commodity trading advisor's rate of return tends to decrease as the amount of equity under management increases.

The equity raised by the sale of the minimum $700,000 of Units may be insufficient to trade profitably.

We will commence business after selling the minimum $700,000 of Units. The general partner has used its best judgment to set this minimum high enough for us to trade profitably. However, after we repay the $52,000 in offering and organizational expenses, we may not have enough equity to sustain substantial losses. See Risk Factors, Increased Trading Equity To Commodity Trading Advisor May Adversely Affect Its Performance.

Failure of commodity brokers or banks could result in loss of assets.

If the futures commission merchant or other entities with which our money is on deposit become bankrupt, we might only recover some, if any, of the equity in our account. The deposits in our bank accounts will be insured for only $100,000 and payment on insured deposits may be delayed.

When trading in foreign exchanges, if the creditworthiness of the other parties is not maintained, we may lose the value of our positions in those markets.

Trading commodities involves entering a contract, or option to contract, for the delivery of goods or money at a future date. The value of the contract or
option depends directly upon the creditworthiness of the parties.   The
commodity trading advisor will trade commodities on United States commodity exchanges, foreign commodity exchanges, and the inter-bank currency markets.
The commodity exchange contracts and options traded on United States exchanges are guaranteed by the members' credit. Contracts and options upon foreign commodity exchanges and the inter-bank currency markets are usually not regulated by specific laws and are backed only by the parties to the contracts. It is possible for a price movement in a particular contract or option to be large enough to destroy the creditworthiness of

*  the contracts and options issued by a particular party, or

*  all of the contracts and options of an entire market.

In that situation, we could lose the entire value of a position with little recourse to regain any of its value.

Options trading is highly risky and requires less equity to secure a trade, thus providing greater potential for loss.

We expect to trade options, both puts and calls. After a position is taken, a liquid market may not exist for any particular commodity option or at any particular time. In an illiquid market, we may not be able to buy or sell to offset, or liquidate, the positions we have taken.

Options trading allows us to trade with less equity on deposit. Accordingly, the risk of loss of the entire account is great.

If the price of a contract changes dramatically, we may not be able to exit the position without sustaining substantial loss due to government imposed price limits.

The Commodity Futures Trading Commission and the United States commodity exchanges have established limits referred to as Speculative Position Limits or Position Limits. These are different from the price limits described before. They are limits on the maximum net long or net short futures or options positions which any person or group of persons may own, hold, or control in futures contracts. The positions taken among all commodity accounts owned, controlled or managed by the trading advisor and its principals will be combined for position limit purposes. Thus, the trading advisor may not be able to hold sufficient positions for us to maximize the return on a particular trade because it may be taking similar positions for others.

We may not be able to compete with others with greater resources.

Commodity futures trading is highly competitive. We will be competing with others who may have (1) greater experience, (2) more extensive information about developments affecting the futures markets, (3) more sophisticated means of analyzing and interpreting the futures markets, and (4) greater financial resources.

Those with greater experience and financial resources have a better chance at trading profitably. For instance, we will not maintain a warehouse to take delivery of commodities and will not have a large capital base to allow us to hold positions through bad times.

We cannot assure that Units necessary to commence business will be sold.

The selling agent(s) will sell the Units on a best efforts basis only, and will not be obligated to purchase Units or otherwise support the price of the Units. See Subscription Procedure and Plan For Sale of Units.

We may not commence business at an optimal time for maximizing profits.

After we sell the minimum Units, we will assign equity to the commodity trading advisor, which will begin trading. However, this may occur at a difficult time, such as after sustained moves in the commodities markets, which could result in significant losses.

Resignation of Mrs. Pacult as a general partner and subsequent failure of Belmont to maintain its net worth may cause suspension of trading or taxation as a corporation.

The North American Securities Administrators Association have established guidelines for commodity pools structured as limited partnerships. Those guidelines require that a sole corporate general partner maintain a net worth during the offering period of either 5% of the offering amount or not less than $50,000, but in no case no more than $1,000,000. Belmont has insufficient capital to meet this guideline and, therefore, the loss of Mrs. Pacult as an individual partner would result in the suspension of sales in states which follow the guidelines.

When the sole general partner of a partnership is a corporation, the tax rules require conditions to be met to allow the partnership to be taxed as a partnership and not as a corporation. To be taxed as a partnership requires that two or more of the following tests be met:

*  decentralized management

*  unlimited liability

*  limited transferability of shares, and

*  limited continuation of existence.

Failure to be taxed as a partnership would result in the taxation of the partnership income at corporate rates and distribution to the partners as dividends. The partnership is structured to satisfy all but the decentralized management test and, therefore, in the opinion of the tax counsel, will be taxed as a partnership.

The tax rules contain a significant net worth test, also called a safe harbor, which requires a sole corporate general partner to maintain a net worth of the smaller of either:

*  15% of the first $2,500,000 of the capital invested in the partnership, or

*  $250,000, and 10% of all capital invested above $2,500,000.

See Federal Income Tax Aspects, Partnership Tax Status And Net Worth Of The General Partner.

Our tax status has not been confirmed by an IRS ruling. No such ruling has been or will be requested on our behalf. If we are taxed as a corporation for Federal income tax purposes in any taxable year(s),

*  our income or loss would not be passed through to you

*  we would be taxed at corporate rates

* all or a portion of any distributions made to you would be taxed to you as dividend income, and

* the amount of such distributions would not be deductible by us in computing our taxable income.

See Federal Income Tax Aspects.

Mrs. Pacult intends to resign as a general partner once Belmont Capital Management, Inc. has sufficient net assets to satisfy these guidelines. After such time, Belmont will use its best efforts to maintain its net worth in compliance with these guidelines. However, this cannot be assured. If Belmont's net worth falls below these limits, it will suspend trading until it can restore its net worth or liquidate the partnership.

The general partner will not advise you, and you must rely upon your own investment counsel before investing in the partnership.

Purchasing a Unit does not itself create an Individual Retirement Account, commonly called an IRA, and the creation and administration of an IRA are solely your responsibility. The assets of a retirement account should be carefully diversified and you should only allocate high risk capital to this partnership. If you invest a significant portion of your retirement plan or IRA assets in this partnership, you could be exposing that portion to significant loss. The general partner will not advise you in any manner on an investment in this partnership, including matters of diversification, prudence and liquidity. Accordingly, you must rely upon the experience of qualified investment counsel you select.

The partnership is not covered by the Investment Company Act of 1940.

Stock investment companies and investment advisors must be registered under the Investment Company Act of 1940, as amended. Because the business of the partnership, Belmont Capital Management, Inc., Mrs. Pacult and the commodity trading advisor involves only the trade of commodities, none of them are required, nor do they intend, to be registered under the Investment Company Act of 1940 or any similar state law. Therefore, you are not protected by any such legislation. However, you are protected by the Commodity Exchange Act, which requires the general partner and the commodity trading advisor to be registered and otherwise protects your commodity investment in the partnership similar to the protection the Investment Company Act offers to stock investments.

Possibility of audit - you may be subject to audit and penalties.

Historically, partnerships have had a higher percentage of returns audited by the IRS than other forms of business entities. If our return is audited, the IRS may make adjustments to our reported items. If an audit results in an adjustment, you may be:

*  required to file amended returns

*  subject to a separate audit, and

*  required to pay back taxes, plus penalty and interest.

General partner may settle IRS claim not in your best interest.

Belmont Capital Management, Inc. is named tax matters partner. This grants it the power to settle any IRS claim on your behalf, if you hold 1% or less interest in this partnership and do not timely object to the tax matters partner's authority, after notice. Such settlement may not necessarily be in your best interest. See Federal Income Tax Aspects.

You may be subject to back taxes and penalties.

The Scott Law Firm, P.A. has delivered an opinion to the general partner that this partnership, as it is intended to be operated by the general partner, will be taxed as a partnership and not as a corporation. This opinion does not include the tax treatment of expenses to prepare the prospectus and selling expenses because they have to be allocated between expenses attendant to formation and ordinary business expenses by the general partner. In addition, commodity trading advisor fees are combined with employee business expenses and other expenses of producing income. The aggregate of such expenses is deductible only if such amount exceeds 2% of the taxpayer's adjusted gross income. The general partner believes that our intended operations will qualify as a trade or business.

The general partner may raise the incentive fee to 30% without prior notice to you.

The general partner has reserved the right to raise, without prior notice to you, the incentive fee to a maximum of 30% while lowering the total management fees between the commodity trading advisor and general partner to 0%. The general partner will notify you of any change in fees within seven business days.

Year 2000 issues may cause temporary suspension of trading.

Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the year 2000 from the year 1900. This is commonly known as the Year 2000 Problem. Like other investment funds and financial business organizations, we could be adversely affected if our computer systems or those used by our service providers do not properly address this problem prior to January 1, 2000. Currently, we do not anticipate that the transition to the 21st century will have any material effect on us.

The general partner has taken steps to address all Year 2000 issues in a timely manner. The cost of such steps have been borne by the introducing broker, Futures Investment Company. Actions taken have included an analysis of all in-house software and hardware to determine Year 2000 compliance. We have already received confirmations from all third parties with which we have a material relationship that those parties have taken the same actions. Specifically, Vision Limited Partnership, the futures commission merchant, and Star Financial Bank, the escrow agent, have provided written confirmations and all other parties have provided oral confirmations. We have no mission critical systems that would be affected by Year 2000 non-compliance. The partnership's reliance upon computer technology is limited to storing contact information for the partners as well as other information for which hard copies exist.

Despite the corrective measures that we have implemented, no assurance can be given that our service providers have anticipated every step necessary to avoid any adverse effect on us due to the Year 2000 Problem. The most likely worst case scenario is one in which the partnership became unable to trade contracts through its trading advisors due to the Year 2000 Problem. We would be able to assess such a situation in advance of the December 31, 1999 deadline and either liquidate all positions prior to that date or establish relationships with additional counterparties. Such action, including reliance on our hard copy records in the unlikely event of our computer failure, constitute our contingency plan. You should also understand that the failure of third parties, such as futures exchanges, clearing organizations or regulators, to timely resolve the Year 2000 Problem could stop us from being able to trade until such problem is resolved.

Conflicts Of Interest

There are present and potential future conflicts of interest in our structure and operation you should consider before you purchase Units. The general partner will use this as a defense against any claim or other proceeding made against Mrs. Pacult, Belmont Capital Management, Inc., the commodity trading advisor, the futures commission merchant, the introducing broker, or any principal or affiliate, agent or employee of any of them.

General partner, the commodity trading advisor, and their principals may preferentially trade for themselves and others.

Because the general partner, the commodity trading advisor, the introducing broker, and their principals and affiliates may trade for themselves and others, conflicts of interest may exist or be created in the future. None of these people are limited in trading commodities for their own account, and you will not have access to any of their personal trading records. They could possibly take their personal positions prior to the positions they know they will place for you.

Possible retention of voting control by the general partner may limit your ability to control issues.

The general partner, its principal and its affiliates may purchase an unlimited number of Units. These persons include Mrs. Pacult as general partner, and Mr. Michael Pacult as a principal of Futures Investment Company, the introducing broker and selling agent. It is possible that they could purchase enough Units to retain voting control. They could then vote, individually or as a block, to create a conflict with our best interests. Such voting control may limit the limited partners' ability to achieve a majority vote on such issues as:

*  amendment of the Limited Partnership Agreement

*  change in our basic investment policy

*  dissolution of this partnership, or

*  the sale or distribution of our assets.

However, neither general partner may vote on the issue of their removal.

The general partner is not likely to resign, even if it would be in your best interest.

It is unlikely that either general partner, Mrs. Pacult or Belmont Capital Management, Inc., would voluntarily resign, even if it would be in your best interest, because Belmont is paid a 3% management fee and Mrs. Pacult serves as both a general partner and the sole principal of Belmont.

Partnership fees may be higher than they would be if they were negotiated.

The management fee of 3% to Belmont Capital Management, Inc. and the 11% fee to the introducing broker have not been negotiated at arm's length. The introducing broker:

*  accepts the credit risk of the partnership to the futures commission merchant

*  maintains the day to day contact with the general partner

*  reviews the daily positions and margin requirements of the partnership

*  pays the futures commission merchant charges, and

* pays the trailing commissions to the selling agent for communicating with the investors and maintaining investment in the partnership.

Mrs. Pacult is a principal and 50% owner of Futures Investment Company, the introducing broker and selling agent. As such, Mrs. Pacult has a conflict of interest between her obligation to manage this partnership and her financial interest in receiving both the management fee as principal of the corporate general partner and the trailing commissions as a registered representative of the selling agent. Futures Investment Company, as the introducing broker, pays itself as the selling agent 1/11 of the 11% allocated to it annually. From the 11%, it must also pay 4/11 to the futures commission merchant and 6/11 to the associated persons, which will include Mrs. Pacult, for the Units they sell.

If multiple traders are employed in the future, our profitability may be limited due to their competition for similar trades and their unaccountability for previous losses.

The general partner has sole and absolute discretion to select and terminate commodity trading advisors. If it appoints multiple trading advisors, each will trade independently of the others. Also, they may compete for similar positions or take positions opposite each other, which may limit our profitability. If a trading advisor is replaced, the new trading advisor will receive any earned incentive fees regardless of the previous trading advisor's performance. As incentive fees are paid based upon each trading advisor's performance, it would be possible for us to experience a net loss and be required to pay out incentive fees to one or more of the traders.

Your ability to redeem your Units may be lessened due to the nature of the general partner's compensation.

The general partner receives a fee based upon our net asset value, which accounts for our total assets, including all cash and cash equivalents, less total liabilities. This gives it an incentive to withhold distributions and to discourage redemption. The general partner will try to honor all redemption requests within ten days after the last day of the preceding month in which the request was made. However, if the partnership does not have enough liquid assets, it may not be able to honor the request on time, or possibly at all.

Commodity trading advisor may engage in high risk trading to generate fees.

As a general rule, the greater the risk assumed, the greater the potential for profit. Because the commodity trading advisor receives 20% of our new net profits, it might select trades which are otherwise too risky for us.

No Resolution Of Conflicts Procedures

As is typical in many futures partnerships, the general partner has not and will not establish formal procedures to resolve potential conflicts of interest. These future potential conflicts may adversely affect both you and us.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus, however, additional risks and conflicts may occur which are not presently foreseen by the general partner. You may not construe this prospectus as legal or tax advice. Before making an investment in this partnership, you should read this entire prospectus, including the Limited Partnership Agreement (Exhibit A) and the subscription agreement. You should also consult with your personal legal, tax, and other professional advisors. See Investor Suitability.

Interests Of Named Experts And Counsel

The general partner has employed The Scott Law Firm, P.A. to prepare this prospectus, provide tax advice and opine upon the legality of issuing the Units. Neither the law firm, its principal, any accountant, nor any other expert hired by the partnership to give advice on the preparation of this offering document have been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the general partner, the selling agent, the commodity trading advisor, the introducing broker, or the futures commission merchant.

Management's Discussion And Analysis

The Partnership

Bromwell Financial Fund, Limited Partnership is a Delaware limited partnership organized on January 12, 1999 and maintains its main business office at c/o Corporate Systems, Inc. 101 North Fairfield Drive, Dover, DE 19901, (302) 697-2139 . It is qualified to be a commodity pool to engage in the speculative trading of futures, commodity options and forward contracts on currencies, interest rates, energy and agriculture products, metals, and stock indices.

Our business objective is to let our invested capital appreciate while controlling losses; however, there can be no assurance that we will meet this objective.

The partnership is managed by Belmont Capital Management, Inc., a Delaware corporation, and Mrs. Shira Del Pacult.

We will not have officers or employees, which is why there is no report of executive compensation in this prospectus.

We will operate pursuant to the terms of the limited partnership agreement attached as Exhibit A, which:

* grants full management control to the general partner including, the right to employ independent trading managers called commodity trading advisors, and

* will terminate at 11:59 p.m. on January 12, 2020, or upon an event causing an earlier termination.

Except for the limited partnership agreement, the partnership may not enter any contract with the general partner or commodity trading advisor that is greater than one year in duration. However, all such contracts are expected to be renewed yearly.

The General Partners

The corporate general partner is Belmont Capital Management, Inc., a Delaware corporation incorporated on January 12, 1999. It was registered as a commodity pool operator on August 5, 1999 and maintains its main business office at c/o Corporate Systems, Inc. 101 North Fairfield Drive, Dover, DE 19901, (302) 697-2139.

The individual general partner is Shira Del Pacult, who was registered as a commodity pool operator on May 27, 1999 and maintains her main business office at 5916 N. 300 West, P.O. Box C, Fremont, IN 46737, (219) 833-1306.

Experience

Belmont has no prior experience in managing commodity pools. Mrs. Pacult has been supervising individual managed commodity accounts for over 18 years and serves in several capacities in three other commodity pools, as follows:

Commodity Pool                   Ms. Pacult Serves As

Atlas Futures Fund, LP           Individual general partner and sole
(publicly offered, began         principal of the corporate general partner
operations 10/99)

Fremont Fund, LP                 Sole principal of the corporate
(publicly offered; began         general partner
operations 11/97)

Auburn Fund, LP                  Sole principal of the corporate
(privately offered; began        general partner
operations 4/98)

Authority

Mrs. Pacult is the sole principal of Belmont Capital Management, Inc. and, therefore, is the sole decision maker of this partnership. The signature of either Belmont or Mrs. Pacult, individually, may bind this partnership.

The general partner is authorized to take all actions necessary to manage the
affairs of the partnership.   See Article II of the Limited Partnership
Agreement attached as Exhibit A.

Partnership Books and Records

Our books and records will be maintained for six years c/o Corporate Systems, Inc. 101 North Fairfield Drive, Dover, DE 19901. A duplicate set of the books will be maintained by Mr. James Hepner, Certified Public Accountant, 1824 N. Normandy, Chicago, IL 60635, (773) 804-0074. Mr. Hepner will also prepare the Form K-1s for the partnership. You may access our books and records by visiting either office at a time convenient for both parties, and you may have copies
made at that time at ten cents per page.    The general partner will serve as
tax partner for the partnership. Frank L. Sassetti, & Co., 6611 West North Avenue, Oak Park, IL 60302 will conduct our annual audit and the annual audit of the general partner, as well as prepare our tax returns.

The Commodity Trading Advisor

To conduct trading on our behalf, the general partner has initially selected one independent commodity trading advisor, Ansbacher Investment Management, Inc. Without prior notice to you, the general partner has sole discretion to employ additional trading advisor, terminate any trading advisor, and change the amount of equity any advisor may trade. However, the general partner will give you notice of any change in trading advisors within seven days of such change. Such notice will include a description of your right to:

*  redemption

*  vote to amend the limited partnership agreement

*  remove one or both general partners

*  elect a new general partner

* cancel any contract with a general partner or any of its affiliates upon 60 days notice, and

*  dissolve the partnership.

No change in trading advisors will constitute a material change to the limited partnership agreement or the structure of our operation. All trading advisors employed to trade for the partnership will be registered with the Commodity Futures Trading Commission and will have at least three years of experience as a trading advisor.

The Advisory Contract

The general partner will assign a substantial portion of our assets to the trading advisor, the terms of which are governed by an advisory contract and power of attorney between us and the trading advisor. See Exhibit F.

This agreement provides the trading advisor with a revocable power of attorney, which gives it sole authority to determine

*  the markets to be traded

*  the location of those markets

*  the size of the position to be taken in each market, and

*  the timing of entry and exit in a market.

The agreement may be terminated, at any time, upon notice from one party to the other.

Business Objective And Expenses

Our objective is to achieve the potentially high rates of return which are possible through the speculative trading of futures, commodity options and forward contracts. We do not expect to engage in any other business.

The general partner organized this partnership to be a commodity pool, as that term is defined under the Commodity Exchange Act. As such, it will employ independent commodity trading advisors to trade for us.

The general partner intends to allocate substantially all of our net assets to the trading advisor to conduct this trading. The trading advisor has advised that it intends to allocate between 20% and 30% of the trading equity assigned to it to secure the trading positions it selects.

Although we do not expect to make distributions, you will nevertheless be required to pay yearly Federal, state and local taxes upon income, if any, earned by this partnership. Accordingly, you should purchase Units as a long-term investment only.

There can be no assurance that we will achieve our business objectives, be able to pay the substantial fixed and other costs to do business, or avoid substantial trading losses. See Charges to the Partnership.

Below is a chart explaining the expenses we expect to incur during our first twelve months of operation. All interest income will be paid to the partnership. The chart below assumes our Unit value remains at $1,000 during the first 12 months of operations.

                               Expenses Per Unit
                  For The First 12-Month Period Of Operations

                                                       Minimum      Maximum

Gross Units Sold                              $ 700,000.00     $7,000,000.00
Selling Price per Unit (1)                    $   1,000.00     $    1,000.00

Offering and Organizational Expenses (2)             68.57              6.86
General Partner's Management Fee                     30.00             30.00
Trading Advisor's Management Fees (3)                10.00             10.00
Trading Advisor's Incentive Fees on New
  Net Profits (4)                                    47.14             31.72
Brokerage Commissions and Trading Fees (5)          110.00            110.00
Redemption Fee (6)                                   30.00             30.00
Less Interest Income (7)                            (60.00)           (60.00)
Amount of Trading Income Required to
  Redeem Unit at $1,000. (8)                      $ 235.71          $ 158.58

Percentage of Initial Selling Price per Unit         23.57%            15.86%

Explanatory Notes:

(1) Investors will initially purchase Units at $1,000 per Unit. After the commencement of business, Units will be purchased at the net Unit value, determined monthly.

(2) Offering and organizational expenses includes all offering expenses of $47,000 and one fifth, or $1,000, of the organizational expenses, all of which were advanced by and must be repaid to Belmont Capital Management, Inc. Our actual accounting, auditing, legal and other operating expenses will be borne by us and are included in the $47,000 in offering expenses.

(3) The commodity trading advisor will be paid a monthly management fee of 1/12 of 1% of the trading equity allocated to it.

(4) The commodity trading advisor will receive an incentive fee of 20% of new net profits earned each quarter upon the trading equity assigned to it. The $47.14 of incentive fees shown above is the amount the trading advisor would earn if it produced enough profits to allow you to redeem your Units at the original price of $1,000 per Unit at the end of the first year.

(5) Brokerage commissions and trading fees are fixed by the general partner at 11% of our assets assigned for trading. For purposes of this calculation, we assumed all equity will be assigned to trade.

(6) The redemption fee of 3% is computed upon the assumed $1,000 value of the redeemed Unit.

(7) We will earn interest on margin deposits with the futures commission merchant and on our bank deposits. Based on current interest rates, interest income is estimated at 6% of our net assets.

(8) This computation assumes there will be no claims or extra-ordinary expenses during the first year.

We do not represent that the above table will reflect our actual operating expenses or interest income. There can be no assurance that our expenses will not exceed the amounts projected or that there will not be claims or extra-ordinary expenses.

Securities Offered

We, Bromwell Financial Fund, Limited Partnership will offer and sell Units of limited partnership interests in this partnership at $l,000 per Unit. See Determination Of The Offering Price.

You, the Investor:

*  will have:

  * pro rata rights to profit and losses which will vary with your investment amount

  * the right to vote on partnership matters such as the replacement of the general partner. See The Limited Partnership agreement attached as Exhibit A.

*  will not:

  *  be responsible for our debts in excess of your investment amount;  unless:

?    *  we become insolvent; and
?
?    *  you receive distributions which represent a return on your investment, in which case you would have to return the distributions to pay our debts
?
? * acquire any interest in the corporate general partner, Belmont Capital Management, Inc.
?
  *  manage this partnership, and

See Plan For Sale of Units and Subscription Requirements.

Your subscription agreement and check:

* must be approved by the general partner before you will become a partner and will be accepted or rejected within five business days of receipt

* are irrevocable and may not be withdrawn; unless, a statutory withdrawal period applies to you, and

*  if received before we commence operations and break escrow:

  * will be deposited and held in a separate escrow account in our name at the escrow agent, Star Financial Bank, 2004 N. Wayne St., Angola, IN 46703.

There cannot be any assurance that the minimum Units or any additional Units will be sold. The general partner is authorized, in its sole discretion, to terminate this or any future offering of Units.

Management's Discussion

This is the first offering of our Units.  We:

*  may conduct future offerings after the close of this offering

* will not commence business until we sell the minimum 700 Units, or $700,000 worth

* have no prior operating history and, therefore, do not discuss any results of operations

* intend to raise money only through offerings, such as this one, and do not intend to borrow any money

* must pay expenses to qualify our Units for sale, such as office equipment, fees for the preparation of this prospectus, as well as other expenses

* intend to allocate all our net assets to trading and other investments, except those assets used to pay capital and operating expenses

* will not have any directors, officers or employees which is why there is no report of executive compensation in this prospectus, and

*  will conduct all our business through the general partner.

Description of Intended Operations

The general partner has authorized the introducing broker to select Vision Limited Partnership to serve as the futures commission merchant. The futures commission merchant holds the funds allocated to the commodity trading advisor to trade. On a daily basis, the futures commission merchant has been directed to send the general partner a computer or fax report which will describe

*  the positions held

*  the margin allocated, and

*  the profit or loss on the positions from the date the positions were taken

Risk Control

The general partner will review the daily transmissions and will make appropriate adjustments to the allocation of trading equity. Based upon the amount of available trading equity, the trading advisor has sole discretion to:

*  make specific trades,

*  determine the number of positions taken, and

*  decide the timing of entry and departure from the markets.

The general partner will use its best efforts to monitor the daily net Unit value, or the net asset value of the partnership divided by the number of outstanding Units. If the net Unit value falls to less than 50% of the greater of

*  the original $1000 selling price less commissions and other charges, or

*  such higher value earned through trading,

then the general partner will:

*  immediately suspend all trading

*  provide you with immediate notice of the reduction in net Unit value, and

* give you the opportunity, for 15 days after the date of such notice, to redeem your Units according to the provisions of Article IX, Sections 9.5 and
9.6 of the Limited Partnership Agreement.

No trading shall commence until after such fifteen day period. See Exhibit A attached.

Trading Risks

Most United States commodity exchanges limit daily fluctuations in commodity futures contracts prices by regulations referred to as daily price fluctuation limits or daily limits. Once the price of a futures contract has reached the daily limit for that day, positions in that contract can neither be taken nor liquidated. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading.

Such an occurrence could prevent us from promptly liquidating unfavorable positions and subject us to substantial losses. These losses could exceed the margin initially required to make the trade. In addition, even if commodity futures prices have not moved the daily limit, we may not be able to execute futures trades at favorable prices. This may be caused by light trading in such contracts or by a sudden and substantial price move in a futures or forward contract. These limitations on liquidity are inherent in our proposed commodity futures trading operations. Otherwise, our assets are expected to be highly liquid.

Once we commence business, except for payment of offering and other expenses, the general partner is unaware of any anticipated:

*  known demands, commitments or required capital expenditures,

* material trends, favorable or unfavorable, which will affect our capital resources, or

*  trends or uncertainties that will have a material effect on operations.

Each United States commodity exchange, with the approval of the Commodity Futures Trading Commission, establishes minimum margin requirements for each traded contract which are used by futures commission merchants who hold membership in that exchange. Each futures commission merchant may increase the margin requirements for any or all contracts for its customers. Because we generally will use a small percentage of assets for margin, we do not believe that any increase in margin requirements will materially affect our proposed operations. Management cannot predict whether the value of our Units will increase or decrease. Inflation is not projected to be a significant factor in our operations, except to the extent inflation influences futures prices.

Fiduciary Responsibility Of The General Partner

You have legal rights under Delaware partnership and applicable Federal and state securities laws. In all dealings affecting this partnership, the general partner has a fiduciary responsibility to you and all other partners to exercise good faith and fairness. No contract shall permit the general partner to contract away its fiduciary obligation under common law. The limited partnership agreement conforms with the Uniform Limited Partnership Act for the State of Delaware in regard to the definition of the fiduciary duties of the general partner.

The following table summarizes your rights as an investor in this partnership with regard to instituting legal proceedings.


   Who May            Under What       Against Whom                  To Recover          Under What
Bring Action         Jurisdiction                                       What           Circumstances

You, on behalf of    Delaware law      Third party                   Damages           General partner has failed or
the partnership                                                                        refused to institute
                                                                                       proceedings

You, individually,   Federal or state  General partner               Damages           Violations of fiduciary duties
or on behalf of all  court                                                             by the general partner
similarly situated
limited partners

You, individually,   Federal or state  The general partner and       Losses suffered   Violations of the Federal or
as part of a class   court             others under the              in connection     state securities laws
action                                 jurisdiction of the Federal   with the
                                       securities laws or the        purchase or sale
                                       Commodity Exchange            of your Units
                                       Act

You                  Commodity         The general partner, the      Damages           Violations of the Commodity
                     Futures Trading   commodity trading                               Exchange Act or any rule,
                     Commission        advisor, the introducing                        regulation or order of the
                     reparations       broker or the futures                           Commodity Futures Trading
                     proceedings       commission merchant                             Commission

If the general partner acts in good faith and exercises its best judgment, it will not be liable merely because we lost money or otherwise did not meet our business objectives. Additionally, there are substantial and inherent conflicts of interest in the partnership's structure which are inconsistent with the general partners' fiduciary duties. The general partner intends to raise such disclosures and consent as a defense in any proceeding brought which seeks relief based on the existence of such conflicts of interest. See Conflicts of Interest.

The responsibility of a general partner to you and other partners is a changing area of the law. If you have questions concerning the responsibilities of the general partner, you should consult your own legal counsel.

Indemnification

Provisions of Limited Partnership Agreement

The limited partnership agreement protects the general partner from being responsible or accountable for any act or omission, for which you, other limited partners or the partnership itself may claim it is liable, provided that:

* the general partner determined such act or omission was within the scope of its authority and in the best interest of this partnership, and

* such action or failure to act does not constitute misconduct or a breach of the Federal or state securities laws related to the sale of Units.

Specifically, if the general partner

*  has acted within the scope of its authority and

*  is being assessed a demand, claim or lawsuit by a partner or other entity,

the partnership will

*  defend, indemnify and

*  hold the general partner harmless

from and against any

*  loss, liability, damage, cost or

* expense, including attorneys' and accountants' fees and expenses incurred in defense of any demands, claims or lawsuits which were actually and reasonably incurred and arising from any fact, omission, activity or conduct undertaken by or on behalf of the partnership.

Provisions of Law

According to applicable law, indemnification of the general partner is payable only if:

* the general partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of the partnership

* the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct

* such liability or loss was not the result of negligence or misconduct by the general partner, and

* such indemnification or agreement to hold harmless is recoverable only out of the assets of the partnership and not from the partners, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to Federal and state securities laws. If any indemnification of the general partner arises out of an alleged violation of such laws, it is subject to the following legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of Federal or state securities laws unless:

* there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the general partner or other particular indemnitee, or

* such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the general partner or other particular indemnitee, or

* a court of competent jurisdiction approves a settlement of the claims against the general partner or other agent of the partnership and finds that indemnification of the settlement and related costs should be made, provided,

* before seeking such approval, the general partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the Securities and Exchange Commission and the securities administrator of the state or states in which the plaintiffs claim they were offered or sold Units.

Provisions of the Securities Act of 1933

The Securities and Exchange Commission and the various state administrators believe that indemnification for liabilities arising under the Securities Act of 1933 are unenforceable because such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. commodity pool guidelines.

Provisions of the Clearing Agreement

We clear trades through our futures commission merchant, Vision Limited Partnership. According to the clearing agreement that governs these trades, we must indemnify Vision Limited Partnership for any reasonable outside and in-house attorney's fees incurred by Vision Limited Partnership arising from any failure to perform our duties under the clearing agreement.

Other Indemnification Provisions

The general partner has indemnified the selling agent, Futures Investment Company, and expects to indemnify any other selling agents it selects that there are no misstatements or omissions of material facts in this prospectus.

Relationship With The Futures Commission Merchant And The Introducing Broker

The general partner has initially engaged Futures Investment Company in two capacities:

* As the sole broker dealer, it will sell Units and supervise regulatory compliance.

* As the introducing broker, it will supervise the relationship with the futures commission merchant, including the negotiation of the round turn commission rates incurred through trading via the commodity trading advisor.

Mrs. Shira Del Pacult serves as:

*  a stockholder, director and officer of Futures Investment Company

*  a general partner and commodity pool operator to this partnership, and

* the sole principal of Belmont Capital Management, Inc., the corporate general partner and commodity pool operator.

Futures Investment Company has engaged Vision, Limited Partnership to act as the futures commission merchant.

Fixed Commissions are Competitive

The general partner believes the introducing broker rates for fixed commissions are competitive.

In that regard, the general partner is obligated by the North American Securities Administrators Association guidelines to obtain the best commission rates available to us. Accordingly, the general partner is free to select any substitute or additional futures commission merchants or introducing brokers at any time, for any reason. However, the general partner is not likely to dismiss the current introducing broker due to their affiliation through Mrs. Pacult.

The futures commission merchant and the introducing broker continue to act for other commodity pools that have retained either or both of the general partners of this partnership. The general partner and any other commodity pool may obtain rates to clear trades from the affiliated introducing broker which are more favorable to their accounts, as opposed to the fixed commissions the introducing broker charges us in lieu of round-turn commissions.

Trading Fees

Trades will be made by the partnership through the introducing broker. Rather than charge a brokerage commission for every trade, the futures commission merchant will retain 4% of the equity we have on deposit with it every month to cover such fees. The introducing broker will pay this 4% from the 11% annual fixed commissions we pay it. The futures commission merchant will credit us with interest at the prevailing rate on 100% of the available balances maintained in our account(s).

Relationship With The Commodity Trading Advisor

The Commodity Trading Advisor Will Trade For Other Accounts

The commodity trading advisor will trade for its own accounts and for others on a discretionary basis. It may use trading methods, policies and strategies for others which differ from those used for us. Consequently, such accounts may have different trading results from those experienced by us.

Because the trading advisor trades for itself and others, it is possible for it to take positions ahead of or opposite positions taken on our behalf, which presents a potential conflict of interest. See Appendix I for Taking Positions Ahead of the Partnership.

Pursuant to Commodity Futures Trading Commission Regulation 421.03, the trading advisor will use the average price system for those futures and options contracts where its use is authorized, when:

* trades taken on behalf of both the partnership and the trading advisor's other accounts are identical, and

*  the prices of such trades are different.

See Appendix I for the definition of Average Price System.

The commodity trading advisor has also informed the general partner that when the average price system is not available, trades will be filled in order based on the numerical account numbers, with the lowest price allocated to the lowest account number and in numerical matching sequence, thereafter.

Non-Disclosure Of The Commodity Trading Advisor's Methods

We have provided a general description of the commodity trading advisor's methods and strategies under The Commodity Trading Advisor, Description of Trading Program. However, the specific details of its trading methods are proprietary and complex in nature and will not be disclosed to you or any other partner. No notice will be given to you of any changes the trading advisor may make in its trading methods. See Risk Factors, No Notice of Trades or Trading Method.

Charges To The Partnership

As an investor in this partnership, you will pay the cost of our operation. These charges are described in narrative form and in the chart which follows this narrative. In this prospectus, we have disclosed all compensation, fees, profits and other benefits, including reimbursement of out-of-pocket expenses, which the general partner and its affiliates will earn in connection with this offering. Most of these charges were not negotiated at arm's length, but rather were determined by the two general partners and their affiliates.

Compensation Of General Partner

Each month, we will pay the corporate general partner, Belmont Capital Management, Inc., a monthly management fee of 1/4%, 3% annually, of our net asset value. The general partner has reserved the right to increase this fee to 6% per year, at its sole discretion. See Charges to the Partnership, Restrictions on Management Fees.

In addition, we will pay any quarterly incentive fee earned by the commodity trading advisor to the corporate general partner, Belmont Capital Management, Inc., which will in turn pay that amount to the trading advisor.

Compensation Of The Commodity Trading Advisor

The commodity trading advisor will be allocated equity to trade, which will be deposited in an account with the futures commission merchant. Each month, we will deduct 1/12%, or 1% annually, from this account and pay it directly to the trading advisor as a management fee. The general partner has reserved the right to change this fee at its sole discretion. See Charges to the Partnership, Restrictions on Management Fees.

For those quarters in which a commodity trading advisor operates profitably, the corporate general partner will receive an incentive fee equal to 20% of the new net profit produced by the trading advisor. The corporate general partner will then pay this incentive fee directly to the trading advisor within 10 business days.

New net profit:

* is calculated to determine how much a trading advisor has increased our net assets through trading alone

* is based upon the net value of the equity assigned to the trading advisor to trade

*  is calculated quarterly

* is only paid when any losses in previous quarters have been offset by new profits by the trading advisor, regardless of whether:

  *  the general partner has changed the trading advisor's compensation, or

  *  the partnership and trading advisor have entered a new contract

*  is adjusted to eliminate the effects of:

  *  any new subscriptions for Units

  *  redemptions by partners

  *  interest income paid by the futures commission merchant, and

  * any other income earned on our assets which are not related to such trading activity, regardless of whether such assets are held separately or in a margin account.

The management and incentive fees to the trading advisor will be calculated from the net value of the trading equity assigned to it, as of the close of business on the last business day of each month, determined before accrual of any incentive fee.

Restrictions on Management Fees

Some of the states in which we wish to sell Units require that we comply with the North American Securities Administrators Association Guidelines for commodity pools. These guidelines provide that:

* the total management fees, including that of the general partner and the commodity trading advisor, may not exceed 6% of our net assets, and

* incentive fees based upon profits earned may not exceed 15% of new net profits.

However, for each 1% reduction in management fees below 6%, the incentive fees may be increased by 2%.

Without prior notice to you, the general partner has reserved the right to raise the current incentive fee to a maximum of 30%, provided the management fees are correspondingly lowered to 0%. However, the general partner will notify you of any change in fees within seven business days.

Fees To Futures Commission Merchant And Compensation of Introducing Broker

Fee Paid By Partnership To The Introducing Broker

The introducing broker, Futures Investment Company, will be responsible for introducing trades through the futures commission merchant, Vision Limited Partnership. Accordingly, we will pay the introducing broker a monthly fixed commission of 11/12%, or 11% annually, upon the assets assigned by the general partner for trading. See The Futures Commission Merchant.

The fixed commission which we will pay is fair and reasonable. This is an area of judgment which depends upon:

* the value of similar services provided by the same commodity trading advisor for managed accounts and to other pools, and

* the value of similar services provided by other clearing firms to other public commodity pools.

Brokerage Fees Paid By Introducing Broker To The Futures Commission Merchant

The introducing broker will pay the futures commission merchant a fixed monthly fee of 1/3%, or 4% annually, to cover all clearing costs, including the pit brokerage fees, which include, floor brokerage fees, NFA fees, and exchange fees.

Trailing Commissions Paid To Others

The introducing broker will pay annual trailing commissions to the selling agents and introducing brokers who are qualified to provide services to us and the investors. Such persons will include Mrs. Pacult and her husband, both of whom are principals of the selling agent, Futures Investment Company. The amount of the trailing commissions will be 6% annually of the assets assigned by the general partner for trading, and will be paid from the 11% annual fee paid to the introducing broker.

The recipients of the trailing commission will be responsible for maintaining investment in this partnership. This must be done to:

* spread the potential risk of losses over a large number of investors to protect our ability to continue in business, and

* to allow the long-term trading strategies of the commodity trading advisor to be profitable so additional investments can be solicited.

The introducing broker will pay trailing commissions to the persons responsible for selling the Units as compensation for:

* maintaining this continuous contact and awareness during the time the investors hold the Units

*  explaining changes in trading advisors and results from operations

*  answering questions regarding the partnership, and

*  working to retain investment in the partnership.

Fee Retained By Introducing Broker

The introducing broker will retain 1/11th of the 11% annual fee, or 1% of the trading equity assigned to the trading advisors.

Miscellaneous Fees To Futures Commission Merchant

We will reimburse the futures commission merchant for all delivery, insurance, storage or other charges incidental to trading and paid to third parties. No significant charges of this nature are anticipated.

Rights of General Partner

Without prior notification to you, the general partner has reserved the right to:

*  change the introducing broker

*  change the futures commission merchant

*  change the fixed commission rate

* suspend all trading during any month in which the trading advisor trades at three times its normal frequency. See Limited Partnership Agreement, attached as Exhibit A.

* have the partnership pay a per round-turn brokerage commission as opposed to a fixed percentage of net assets, at any time, with or without a change in circumstances; provided, however, such brokerage commissions cannot exceed

  * 80% of the published retail rate of the introducing broker and other similar introducing brokers, excluding pit brokerage fees, or

  * 14% annually of the partnership's average net assets directly related to trading activity, including pit brokerage fees.

Other Expenses

We must pay legal and accounting fees, as well as other expenses and claims. The general partner projects we will incur the following expenses:

* offering expenses of $47,000 which must be paid to the corporate general partner upon the break of escrow

* organizational expenses of $5,000 which must be paid to the corporate general partner and will be amortized on a straight line method over 60 months, and

* legal and accounting costs of approximately $23,000 to be charged annually after the first year, which includes $18,000 for accounting and audit and $5,000 for legal

*  customary and routine administrative expenses, and other direct expenses

We will reimburse the general partner for direct expenses, such as delivery charges, statement preparation and mailing costs, telephone toll charges, and postage.

Charges To The Partnership

The following table includes all charges to the partnership.

Entity                         Form of Compensation                            Amount of Compensation
General Partner                Management fee                                  3% annual management fee, paid monthly,
(Belmont Capital Management,                                                   of net asset value to Belmont.  $750*
Inc., Shira Del Pacult)

                               Reimbursement of offering expenses              Reimbursement to Belmont of offering
                                                                               expenses upon the break of escrow.  $1,679*

                               Reimbursement of organizational expenses        Reimbursement to Belmont of organizational
                                                                               expenses amortized over 60 months.  $38*
                                                                               for each of the first 5 years

Selling Agent                  Trailing Commission                             Trailing Commissions of 6%, paid annually,
(Futures Investment Company)                                                   from the 11% fixed commissions paid to the
                                                                               introducing broker.  $1,500*

Introducing Broker affiliated  Fixed Commissions                               11% of assets assigned by general partner
with the General Partner                                                       for trading, less 4% brokerage fees paid
(Futures Investment Company)                                                   to futures commission merchant and less 6%
                                                                               trailing commissions paid to selling agents
                                                                               including affiliates of the general partner.
                                                                               $2,750*

Futures Commission Merchant    Round-turn commissions paid from the            4% of assets assigned by the general partner
(Vision Limited Partnership)   fixed commissions paid by the Partnership       for trading paid by introducing broker.
                                                                               $1,000*

                               Reimbursement of delivery, insurance, storage   Reimbursement by the partnership of
                               and any other charges incidental to trading     actual payments to third parties in
                               and paid to third parties                       connection with partnership trading


Commodity Trading Advisor      Fixed Management Fee                            1% annual management fee, paid monthly, of
(Ansbacher Investment                                                          the trading equity assigned to the advisor.
Management, Inc.)                                                              $250*

                               Incentive Fee                                   20% of the new net profits of the account
                                                                               for each quarterly period that the net value
                                                                               of the trading equity at the end of such
                                                                               quarterly period for an advisor exceeds the
                                                                               highest previous quarterly net value of the
                                                                               trading equity for that advisor

Third Parties                  Legal, accounting fees, and other actual        Estimated at $23,000 for each year after the
(The Scott Law Firm, P.A.,     expenses necessary to the operation of the      first with $18,000 for accounting and $5,000 for
Frank L. Sassetti & Co.,       Partnership, and all claims and other           legal.  Claims and other costs can not be
& James D. Hepner, CPA)        extraordinary expenses of the Partnership.      estimated and will be paid as incurred. $821*

* Each $25,000 investment pays this amount for this particular charge. When the charge is not based on a percentage, but rather a fixed amount, we have assumed that only the minimum number of Units has been sold.


Investor Suitability

You should only invest a limited amount of the risk portion of your total portfolio and should not invest more you can afford to lose.

To invest the minimum $25,000 in this partnership, you must have either:

* a net worth of at least $150,000, exclusive of your home, furnishings and automobiles, or

* an annual gross income of at least $45,000 and a net worth, as calculated above, of at least $45,000.

You may not invest more than 10% of your net worth in this partnership. The foregoing standard and the additional standards applicable to residents of certain states as set forth in this prospectus and the subscription documents are regulatory minimums only.

Potential Advantages

Commodity trading is speculative and involves a high degree of risk. See Risk Factors. However, your investment in this partnership will offer the following potential advantages:

Equity Management

We offer the opportunity for you to:

* place equity with a professional commodity trading advisor who has demonstrated an ability to trade profitably in the judgment of the general partner, and

* have that equity allocated to the trading advisor in a manner which is intended by the general partner to optimize future profit potential.

Mrs. Pacult has experience managing several other commodity pools and has over eighteen years of experience in selecting commodity trading advisors to manage individual investor accounts and describing to investors how individual managed futures accounts work.

We expect this experience to benefit us in the quality of trading advisors selected and in the explanation to prospective investors of our operation and the attendant risks of investment.

Investment Diversification

If you are not prepared to spend substantial time trading various commodity contracts or options, you may participate in these markets through a $25,000 investment in the partnership, thereby obtaining diversification from investments in stocks, bonds and real estate.

Limited Liability

You will not be subject to margin calls and cannot lose more than your original investment amount plus your share of distributed and undistributed profits; provided the below bulleted legal conditions are met.

In the opinion of our legal counsel, there are no circumstances, including bankruptcy of this partnership, which will subject your personal assets to our debts, provided:

*  the partnership's structure is maintained by the general partner, and

*  no limited partner is affiliated with any phase of our management.

See the Limited Partnership Agreement (Exhibit A).

Administrative Convenience

We are structured to provide you with services which alleviate the administrative details involved in trading commodities contracts directly, including:

*  providing monthly and annual financial reports showing, among other things:

  *  the per Unit value

  *  trading profits or losses, and

  *  expenses; and

* preparing all tax information relating to your investment in this partnership.

Access To The Commodity Trading Advisor

The commodity trading advisor selected by the general partner requires a minimum account size substantially greater than the $25,000 minimum investment required by us. For instance, Ansbacher requires a minimum investment of $250,000. Accordingly, you have access to the trading advisor for a smaller investment than is available by a direct investment in a managed account with the trading advisor.

Use Of Proceeds

After commencement of trading, we will reimburse the corporate general partner, Belmont Capital Management, Inc., for the $47,000 in offering expenses it advanced. The $5,000 in organizational expenses it also advanced will be amortized on a straight line method over 5 years. The general partner will then allocate trading equity to the commodity trading advisor. The futures commission merchant will charge our account a monthly fee of 1/3%, 4% annually, of the equity in our account to cover the brokerage commissions and other trading costs.

At the end of each month, the actual management fees and fixed commissions identified under Charges to the Partnership will be paid by the Partnership.

The general partner has sole authority to determine the percentage of our assets that will be:

*  held on deposit with the futures commission merchant

*  used for other investments, and

*  held in bank accounts to pay current obligations.

The general partner expects to deposit substantially all of our net assets with the futures commission merchant for trading by the trading advisor. However, 3% of the previous month's net assets will be retained in our bank accounts as a reserve to pay expenses and redemptions.

We will use only cash and cash equivalents, such as United States Treasury Bills, to satisfy margin requirements. All entities that will hold or trade our assets will be based in the United States and will be subject to United States regulations.

The general partner believes that between 20% to 40% of our assets will normally be committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. All interest income will be used for the partnership's benefit. To estimate interest income earned upon our deposits, the general partner has assumed that:

* between 20% and 40% of our net assets will be used for margin upon trades, and

*  we will receive approximately 6% interest on our available balances.

Note that the futures commission merchant may increase margins applicable to us at any time.

Determination Of The Offering Price

We are currently offering the Units for sale at $l,000 per Unit.  This amount:

* was arbitrarily set by the general partner without regard to expected earnings

*  does not represent their present or future market value, and

* is not necessarily their redemption value, or the price at which you may receive your investment back.

After we have commenced business, any remaining Units that we wish to sell will be offered at the net Unit value, or the price per Unit equal to our net assets divided by the number of outstanding Units. This amount will be calculated as of the close of business on the effective date of such purchase. This effective date will be the last business day of the month in which the general partner accepts a duly executed subscription agreement and subscription amount from you.

The General Partner

Identification

We are managed by two general partners, Belmont Capital Management, Inc. and Mrs. Shira Del Pacult. See Management's Discussion and Analysis of Financial Condition, The General Partners.

The balance sheet of Belmont as of August 4, 1999, an income statement, statement of cash flows and statement of changes in stockholders' equity are included in this prospectus. Also, see Experts.

The general partner has caused this partnership to be formed and available for this offering, but has not yet managed trading on our behalf or performed any other business activities.

You will not acquire or otherwise have any interest in Belmont, the corporate general partner, by purchasing Units in this partnership.

Shira Del Pacult

Mrs. Pacult, age 43, is:

*  one of the general partners

* the sole shareholder, director, principal, and officer of the corporate general partner, and

* a principal, officer, director and 50% shareholder of Futures Investment Company, the selling agent and introducing broker, of which her husband is also a principal.

She graduated Phi Beta Kappa from the University of California, at Berkeley, in 1979. From 1980 to 1981, she was employed by a real estate developer in Sonoma County, California, as an administrative assistant. From 1981 - 1983 she was employed by Heinold Commodities, Inc., Chicago, IL, to assist in the development of the Commodities Options Department. She became a senior account executive at Heinold and was a member of the President's Council, a select group appointed to advise the firm on all matters of business practice.

In 1983, Mrs. Pacult and her husband established Futures Investment Company, an Illinois corporation, to sell futures investments managed by independent commodity trading advisors to retail clients. Presently, Futures Investment Company is located at 5916 N. 300 West, P.O. Box C, Fremont, Indiana, 46737, and maintains clearing agreements with Refco, Inc., Vision Limited Partnership, and ABN AMRO Incorporated.

In addition to the Units offered pursuant to this prospectus, Futures Investment Company offers for sale, on a best efforts basis, securities of other issuers and engages in other broker-dealer activities.

Mrs. Pacult has a net worth of over one million dollars which consists of real estate that is not readily marketable.

Mrs. Pacult is a member of the National Association of Introducing Brokers, and is an affiliated person and registered representative of Futures Investment Company, which is a member of the National Futures Association and the National Association of Securities Dealers, Inc.

Mrs. Pacult also manages several other commodity pools. Though Mrs. Pacult will provide less than her full time to the business affairs of the partnership, she will devote what time is necessary to properly handle her responsibilities as a general partner and as the principal of the corporate general partner. See Management's Discussion and Analysis of Financial Condition, The General Partners.

Ownership In Commodity Trading Advisor And Futures Commission Merchant

Mrs. Pacult has no ownership in the commodity trading advisor or the futures
commission merchant.   Mr. Michael Pacult, Mrs. Pacult's husband, will have no
ownership or role in the management of Belmont Capital Management, Inc.
However, he will be an associated person, officer and fifty percent shareholder in Futures Investment Company. Mr. Pacult is also expected to sell Units in the partnership in jurisdictions where he is licensed to sell securities..

Trading By The General Partner; Interest In The Pool

Belmont Capital Management, Inc. and Mrs. Pacult, may, from time to time, trade commodity interests for their own accounts. The records of any such trading activities will not be made available to you. As stated earlier, the general partner will not knowingly take positions on its own behalf which would be ahead of identical positions taken on behalf of the partnership.

No Prior Performance And Regulatory Notice

We have not begun trading and do not have any performance history.

The regulations of the Commodity Futures Trading Commission and the National Futures Association prohibit any representation by a person registered with the Commodity Futures Trading Commission or by any member of the National Futures Association, respectively, that such registration or membership in any respect indicates that the Commodity Futures Trading Commission or the National Futures Association, as the case may be, has approved or endorsed such person or such person's trading programs or objectives. The registrations and memberships described in this prospectus must not be considered as constituting any such approval or endorsement. Likewise, no commodity exchange has given or will give any such approval or endorsement.

Trading Management

Advisory Agreement And Power Of Attorney

We have entered an Advisory Agreement and Power of Attorney, attached as Exhibit F, with the trading advisor, which gives it sole discretion to trade the equity the general partner assigns to it. The general partner intends to allocate substantially all our net assets as trading equity to the trading advisor.

We are bound by the directions the trading advisor gives to the futures commission merchant under the Power of Attorney. The Power of Attorney may be terminated by either the general partner or the trading advisor upon written notice to the other and to the futures commission merchant. If the Power of Attorney is terminated, the general partner will seek and retain one or more other trading advisors.

No Affiliation With Commodity Trading Advisor

The trading advisor is not affiliated with either general partner. Additionally, the general partner will not serve as a trading advisor or select any other trading advisors to trade which are affiliated with either general partner. See The Commodity Trading Advisor for a summary of the trading advisor's performance information.

Rights of the General Partner With Respect To Commodity Trading Advisor Selection And Allocation Of Equity

The general partner doesn't intend to add any other trading advisors once we commence business. The general partner believes that a trading advisor should be retained on a medium to long-term basis and should be allowed to fully implement its trading strategy. However, the general partner may, in its sole discretion and without notice to you:

*  terminate the current or any future trading advisor

*  select additional trading advisors, or

*  change the allocation of equity to any trading advisor.

The general partner will periodically review our performance to determine if a current trading advisor should be changed or if others should be added. In doing so, the general partner may use computer generated correlation analysis or other types of automated review procedures to evaluate trading advisors.

If a trading advisor is replaced, the new trading advisor will receive incentive fees independent of the previous trading advisor's performance.

If the general partner engages more than one trading advisor to trade at a time, the following may possibly occur:

* we may pay an incentive fee to one trading advisor which is trading profitably while the other trading advisor(s) produce(s) losses which cause us to be unprofitable overall

* as the trading advisors trade independently, they may compete for similar positions or take positions opposite each other, which may limit our profitability.

The Commodity Trading Advisor

Ansbacher Investment Management, Inc., a New York corporation, is the commodity trading advisor, and its Main Business Office and main business telephone are: 45 Rockefeller Plaza, 20th Floor, New York, New York 10111; telephone (212) 332-3280. The trading advisor's books and records will be kept and made available for inspection at the main business office.

Business Background

The trading advisor's business background for at least five (5) years is as follows:

Ansbacher Investment Management, Inc. became registered as a commodity trading advisor and as a commodity pool operator with the Commodity Futures Trading Commission on December 14, 1995, and is also a member in good standing of the National Futures Association in each such capacity. The trading advisor's registration with the Commodity Futures Trading Commission and its membership in the National Futures Association must not be taken as an indication that any such agency or self-regulatory body has recommended or approved it or the program offered hereby.

Max G. Ansbacher is the president and principal of Ansbacher Investment Management, Inc. and is also the sole shareholder. Mr. Ansbacher is directly responsible for all its trading and money management decisions. From 1975 through January 1996, Mr. Ansbacher was employed by Bear, Stearns & Co., Inc., a stock brokerage and registered futures commission merchant, where at the time of his departure, he was an associate director and an associated person who regularly managed futures accounts for a number of his clients on a discretionary basis.

Mr. Ansbacher is the author of The New Options Market, Revised Edition (Walker & Co., 1975). Mr. Ansbacher is also the author of How to Profit from the Coming Bull Market published by Prentice-Hall in 1981, and The Stock Index Market published by Walker & Co. in 1983. Mr. Ansbacher is the creator of The Ansbacher Index, which is broadcast weekly on CNBC. This index was created to determine stock market sentiment by analyzing the ratio of the prices of puts and calls on a stock market index. Mr. Ansbacher has given lectures on options at over 24 investment conferences throughout the United States and overseas.

Mr. Ansbacher was graduated from the University of Vermont in 1957, from Yale University Law School in 1960, and received an advanced law degree from New York University Law School in 1963.

Mr. Ansbacher is a member of the Board of Directors of The Burden Center for the Aging, a social services organization for the aged, and is the Chairman of its Finance Committee. He is also a member of the Board of Directors of The Fortune Society, an organization which assists ex-offenders in becoming gainfully employed citizens, and he serves as both its Treasurer and its Secretary.

Erin Tower is the Executive Vice President of Ansbacher Investment Management, Inc. She is responsible for macro economic research, for liaison with brokerage firms, and for client relationships. Before coming to Ansbacher Investment Management, Inc. in November 1995, Ms. Tower was employed by Bear, Stearns & Co., Inc. for nearly sixteen years (from June 1981 to September 30, 1995) as a registered representative and an associated person who handled both stock and futures accounts for a large number of clients, including individual investors and small institutional investors.

Ms. Tower graduated cum laude from Columbia University and was elected to Phi Beta Kappa. After graduation she worked for Nikko Securities in New York City before joining Bear, Stearns & Co., Inc. She is currently an investment advisor to the community Church of New York City.

The past performance record of Ansbacher Investment Management, Inc. and its principal, Mr. Ansbacher, is set forth below under Performance Record Of The Commodity Trading Advisor.

Ansbacher Investment Management, Inc. and its principal may trade commodity interests for their own accounts, and the records of such trading, and any written policies relating to such trading, will not be made available to you for inspection.

Description Of Trading Program

The following description of Ansbacher Investment Management, Inc. and its trading methods and strategies is general and is not intended to be exhaustive. Commodity trading methods are proprietary and complex, so only the most general descriptions are possible; no attempt has been or could be made to provide a precise description of Ansbacher Investment Management, Inc.'s strategy. While it believes that the description of its methods and strategies included herein may be of interest to you, you must be aware of the inherent limitations of such description.

The objective of Ansbacher Investment Management, Inc.'s strategy is to achieve substantial capital appreciation through the speculative trading of futures contracts, options on futures contracts and potentially forward contracts, and other futures-related interests, which objective entails a comparatively high level of risk. Ansbacher Investment Management, Inc. currently engages in a program of selling or writing options, consisting of both puts and calls, on stock index futures. However, in the future, Ansbacher Investment Management, Inc. may trade a broader portfolio of options, futures and cash markets and potentially forward markets, including agricultural products, metals, currencies, financial instruments, and stock, financial and economic indices. Ansbacher Investment Management, Inc. may trade these commodity interests on any U.S. exchange.

Ansbacher Investment Management, Inc. uses a systematic approach to trading in that it relies heavily on a program of selling or writing options on stock index futures. Ansbacher Investment Management, Inc. may also, from time to time, purchase options. The program depends upon both technical and fundamental considerations and is implemented by selecting how many puts and how many calls, and which prices and maturities of each. The technical indicators will include the prices of various options, both in absolute terms in relation to their historic price levels, and in relative terms comparing the prices of puts to the prices of similar calls. In this respect, Ansbacher Investment Management, Inc. may rely upon the current reading of The Ansbacher Index. The fundamental considerations include the condition of the stock market, its trend and its volatility as well as business, political and economic forces which can influence the stock market.

In addition, Ansbacher Investment Management, Inc. may take positions in the futures markets, including stock index and bond futures, based upon fundamental considerations such as historical price patterns, or technical considerations such as trend following. Ansbacher Investment Management, Inc. may in the future trade a broader portfolio of commodity interests.

Ansbacher Investment Management, Inc. from time to time may change or refine the trading systems employed.

Performance Record Of The Commodity Trading Advisor

The following summary performance information and chart reflects the composite performance results of all customer accounts which, from May 1994 through present, granted Ansbacher Investment Management, Inc. and Mr. Ansbacher discretion to utilize the trading strategy described herein. Ansbacher Investment Management, Inc. and/or Mr. Ansbacher have traded for five accounts, one of which was a proprietary commodity pool account. Ansbacher Investment Management, Inc. does not currently offer any trading strategy or program to clients other than the strategy described herein.

In reviewing the performance of Ansbacher Investment Management, Inc. and its principal, you should understand that such performance is calculated on the accrual basis and in accordance with generally accepted accounting principles and is net of all fees and charges and includes interest income applicable to the accounts comprising the composite performance record. Furthermore, prior to January 1, 1995 (i.e. following the incorporation of Ansbacher Investment Management, Inc.), the accounts described below were charged brokerage commissions, but not management or incentive fees. Therefore, the performance figures below have been adjusted on a pro forma basis in order to take into account the fees and charges which will apply to client accounts - a 2% management fee, a 20% incentive fee, estimated brokerage commissions at $13 per round-turn, and a 4.5% interest rate. In the commodities industry, the commission charged for trades can be allocated for each trade, which includes the entry of the trade and the close of the trade. This method of allocating the cost to trade is commonly called "per round turn." While the pro forma adjustments described above have been made in order to more accurately reflect the fee structure applicable to client accounts, the brokerage commission rate applicable to the accounts described below prior to January 1, 1996 was substantially higher (up to $85 per round-turn) than either the pro forma brokerage commission rate or the brokerage commission rate ($13 per round-turn) estimated to be charged to client accounts. Composite performance records are not necessarily indicative of the performance experienced by any individual client account. The notes following the performance information below are integral part of such performance and must be reviewed together with such performance information. Past performance is not necessarily indicative of future results.

Mr. Ansbacher has implemented the trading strategy described herein utilizing his proprietary funds since September 1990.

Ansbacher Investment Management, Inc. - Composite

The following capsule shows the past performance of Ansbacher Investment Management, Inc. - Composite since the inception of trading of the first account (in May 1994) and year-to-date (through February 28, 1999). Past performance is not necessarily indicative of future results.

               Ansbacher Investment Management, Inc. - Composite
                           Percentage Rate of Return
                   (Computed on a compounded monthly basis)*

Month      1999      1998      1997      1996      1995      1994
January     1.55      1.51     20.80      2.22      3.25      N/A
February    3.14     13.60     (0.75)    (3.54)    (0.42)     N/A
March       7.19      8.09      5.02      2.88      1.27      N/A
April      (3.55)     1.87      5.89      1.99      2.93      N/A
May        (0.65)    (3.14)    14.17      3.21      0.60      1.70
June        8.16      6.42      4.23      6.16      1.81     (2.90)
July                 (3.64)    11.18    (12.76)     2.28      6.31
August               (2.23)    (5.89)     5.81      2.75      0.49
September            (5.65)     4.16      7.88     (0.22)    (1.80)
October              (5.91)   (13.60)     0.27      3.00      4.33
November              7.57     20.26     12.97      3.19      2.27
December              8.80      7.90     (6.52)     2.06      3.76
Year       16.34     27.96     94.93     19.52     24.85     14.69

Name of Commodity Trading Advisor: Ansbacher Investment Management, Inc. Name of Trader: Max G. Ansbacher
Name of Trading Program:  Composite
Inception of Client Account Trading:  May, 1994
Inception of Trading Pursuant to Offered Program:  May, 1994
Accounts Under Management:  315
Total Assets Managed by CTA:  $229,552,000
Total Assets Traded Pursuant to Offered Program:  $29,552,000
Worst Monthly Percentage Draw-down**:  10-97/33.4%****
Worst Peak-to-Valley % Draw-down***:  10-97/33.4%****
Number of Accounts Closed with Profit:  22
Number of Accounts Closed with Loss:  11

* Rate of Return is computed by dividing net performance by beginning net asset value for the period. For those months when additions or withdrawals exceed ten percent of beginning net assets, the Time-Weighting of Additions and Withdrawals method is used to compute rates of return.

** "Draw-down" is defined by applicable CFTC regulations to mean losses experienced by an account over the specified period.

*** Worst Peak-to-Valley Draw-Down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a pool, account or trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

**** These largest one month and peak-to-valley draw-downs occurred in one account which was traded in a particularly aggressive manner at client request. The average largest one month and peak-to-valley draw-down for all managed accounts was 13.53%.

Performance Record Of Other Programs Sponsored By The General Partner

The following is a summary of the prior performance of the other programs sponsored by the general partner and its affiliates.

Mrs. Shira Del Pacult has sponsored two other public commodity pools, Fremont Fund, LP and Atlas Futures Fund, LP. She is also the principal of the corporate general partner of Auburn Fund, LP, a privately placed commodity pool.

Atlas Futures Fund, LP was declared effective by the Securities and Exchange Commission on September 3, 1999. It recently commenced business on October 15, 1999, but it does not yet have a track record.

Fremont Fund, LP was declared effective August 12, 1996 and has been trading since November, 1996. The fund was originally traded by a single commodity trading advisor who suffered a long trading slump that coincided with the fund's inception of trading. Since that time, several other trading advisors have been employed, but haven't traded profitably. The fund is now traded by two trading advisors, Bell Fundamental Futures, LLP and Hanseatic Corporation.

Fremont Fund, Limited Partnership

Mrs. Pacult serves as an individual general partner and as the principal of a corporate general partner, Pacult Asset Management, Inc., both of which manage another commodity pool called Fremont Fund, Limited Partnership. Fremont Fund Limited Partnership is traded by Bell Fundamental Futures, LLC and Hanseatic Corporation.

Fremont Fund pays various expenses in relation its operation including:

* a monthly management fee of 1/3 of 1%, or 4% annually, to its trading advisors

* a monthly management fee of 1/6 of 1%, or 2% annually, to its corporate general partner

* a quarterly incentive fee of 15% of all new net profits to its trading advisors

* a monthly trading fee of 1%, or 12% annually, to its introducing broker.

Fremont Fund, Limited Partnership

The following capsule shows the past performance of Fremont Fund, LP for the period from inception of trading in November, 1996, through February 28, 1999. Past Performance Is Not Necessarily Indicative Of Future Results.

                      Fremont Fund, Limited Partnership
                           Percentage Rate of Return
                   (Computed on a compounded monthly basis)*

Month        1999        1998        1997        1996
January      (1.48)      (1.48)      (1.79)      N/A
February      6.72       (0.92)       0.71       N/A
March       (13.29)       0.74       (0.91)      N/A
April        (0.62)      (3.46)      (2.13)      N/A
May           6.58       (2.30)      (0.66)      N/A
June         (3.43)      (5.39)      (0.39)      N/A
July                      4.21       (0.65)      N/A
August                    1.78       (2.57)      N/A
September                 0.07       (0.53)      N/A
October                   0.26       (0.76)      N/A
November                 (3.52)      (1.09)     (8.83)
December                 (1.38)      (2.13)      2.34
Year         (6.75)     (11.15)     (12.21)     (6.69)

Name of Pool: Fremont Fund, LP
How Offered: Publicly offered pursuant to Form S-1 Registration Statement Names of CTAs: Bell Fundamental Futures, L.L.C., Hanseatic Corporation Principal Protected: No
Date of Inception of trading: November, 1996
Net Asset Value of the pool: $441,403 on total Units outstanding: 692
NAV Per Unit: $638
Largest Monthly Draw-Down**: 12-96/8.83%
Worst Peak-to-Valley Draw-Down***: 11-96 to 6-98/32.5%

* Rate of Return is computed by dividing net performance by beginning net asset value for the period. For those months when additions or withdrawals exceed ten percent of beginning net assets, the Time-Weighting of Additions and Withdrawals method is used to compute rates of return.

** "Draw-down" is defined by applicable CFTC regulations to mean losses experienced by an account over the specified period.

*** Worst Peak-to-Valley Draw-Down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a pool, account or trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Performance Record Of Atlas Futures Fund, Limited Partnership

Mrs. Pacult serves as an individual general partner and as the principal of a corporate general partner, Ashley Capital Management, Inc., both of which manage another commodity pool called Atlas Futures Fund, Limited Partnership. Atlas Futures Fund, Limited Partnership will be traded by Clarke Capital Management, Inc. It recently commenced business on October 15, 1999, but does not yet have a track record.

Atlas Futures Fund pays various expenses in relation its operation including:

* a monthly management fee of 1/4 of 1%, or 3% annually, to its trading advisor

* a monthly management fee of 1/12 of 1%, or 1% annually, to its corporate general partner

* a quarterly incentive fee of 20% of all new net profits to its trading advisor

*  a monthly trading fee of 3/4%, or 9% annually, to its introducing broker.

The Futures Commission Merchant

The general partner has selected Vision Limited Partnership located at One Whitehall Street, 15th floor, New York, New York, 10004 to serve as our futures commission merchant. It will hold, supervise and control all our equity on deposit to be used for trading by the commodity trading advisor. Vision Limited Partnership is registered as a futures commission merchant pursuant to the Commodity Exchange Act and is a member of the National Futures Association. As required by law, the general partner will provide notice to you within 21 days of any change in the futures commission merchant.

Regulations of the Commodity Futures Trading Commission require disclosure of any material administrative, civil, or criminal actions against the futures commission merchant, or any of its principals, within five years of the date of this prospectus.

The following disclosures are provided regarding Vision Limited Partnership. In addition, Vision is a non-clearing futures commission merchant, meaning the trading advisor's trades are placed through another futures commission merchant with the power to execute trades directly with the commodity exchange. To do this, Vision has established a clearing arrangement with Lind-Waldock & Company which allows Vision to be responsible for trades made by the advisor on all U.S. commodity exchanges.

Lind-Waldock is located at 1030 West Van Buren Street, Chicago, IL 60607. Lind-Waldock is a clearing member of all principal futures exchanges in the United States.

See disclosures as to litigation during the past 5 years regarding Vision and Lind-Waldock & Company under Legal Matters.

Federal Income Tax Aspects

Scope Of Tax Presentation

This presentation is based on:

* the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder which were in effect as of July 31, 1999, and

* the express intention of the general partner to cause us to invest only our equity capital and not to borrow funds from any source, and

* the belief that all of the income generated by us will be qualifying income and, therefore, we will not be a publicly-traded entity.

Any change in the Internal Revenue Code or deviation from the intent to invest equity capital only could alter this presentation and also have adverse tax consequences on this partnership and you. For instance, if we were taxed as a corporation, we would pay tax and you would have to pay a second tax, which you would not have to pay if we are taxed as a partnership. In addition, if we were taxed as a corporation, none of the deductions for expenses would pass through to your tax return.

Under current IRS guidelines, there is a substantial possibility that our return will be examined. If we are audited, significant factual questions may arise which, if challenged by the IRS, might only be resolved at considerable legal and accounting expense to both you and us. Any adjustment made to our return will flow through to your return and could result in a separate audit of your individual return. We will report our income for tax and book purposes under the accrual method of accounting and our tax year will be the calendar year, or such other period as is required under section 706(b) of the Internal Revenue Code. During taxable years in which little or no profit is generated from trading activities, you may still have interest income which will be taxed as ordinary income.

This discussion assumes you are an individual and is not intended as a substitute for careful planning; particularly, since the income tax consequences of an investment in the partnership will not be the same for all taxpayers. All matters upon which we have obtained an opinion of tax counsel are discussed under the caption Tax Opinion below. Accordingly, you are urged to consult your tax advisors with specific reference to your tax situation.

No Legal Opinion As To Certain Material Tax Aspects

We will not request a legal opinion in regard to any State income tax issue. In addition, our tax counsel can not opine upon:

* any Federal income tax issue which involves a determination by the IRS of the facts related to our operation, or

* any other matter which may be subject to IRS interpretation or adjustment upon audit.

For example, commodity trading advisor fees are aggregated with employee business expenses and other expenses of producing income, and the aggregate of such expenses is deductible only to the extent such amount exceeds 2% of the your adjusted gross income. The Federal income tax deductibility of these expenses depends upon factual determinations related to our operation by the general partner.

Partnership Tax Status And Net Worth Of The General Partner

If we were treated as an association or publicly traded partnership, taxable as a corporation, in any taxable year,

*  we would pay taxes at the corporate rates upon our income and gains

*  items of deduction and losses would be deductible only by us and not by you

*  tax credits would be available only to us and not to you, and

* all or a part of any distributions we make to you could be taxable as dividend income to you and would not be deductible by us in computing our taxable income.

This would substantially increase the total amount of taxes both we and you would pay each year.

The Internal Revenue Code, at Section 7701, provides the characteristics of a corporation which should not be present if a partnership is to be taxed as a partnership. Among those characteristics is a test for net capital which all entities serving as general partner to a partnership must meet. Among those requirements are that:

* the general partner, as such, will maintain a capital contribution in the partnership in an amount not less than the greater of

  *  $25,000 or

  * 1% of the aggregate capital contributions from time to time, of all limited partners, measured at the time of each respective investment, and

* sufficient net worth to enable our creditors to have a viable entity to hold responsible for our debts.

These tests are contained in Internal Revenue Code Section 7701 to maintain our partnership taxation status. When or if Belmont Capital Management, Inc. becomes the sole general partner, it will use its best efforts to satisfy the safe harbor requirements or otherwise satisfy the IRS requirements necessary to cause us to be taxed as a partnership and not as a corporation.

The Internal Revenue Code Section 7701 specifically provides a safe harbor which permits limited partnerships to meet the net worth test when a sole corporate general partner has a net worth equal to 15% of the first $2,500,000 of its net assets or $250,000, whichever is less, and 10% of all net assets above $2,500,000, exclusive of the amount invested by such general partner in any partnership. Mrs. Pacult intends to resign as a general partner once

* she is no longer a necessary element to maintain our tax status as a partnership and not as a corporation, and

* Belmont has sufficient net assets to meet the North American Securities Administrators Association Guidelines to continue to offer our Units.

Although we cannot guarantee that Belmont, as the sole corporate general partner, will satisfy the IRS safe harbor test to permit us to continue to be taxed as a partnership, before Mrs. Pacult resigns, Belmont will secure an opinion of counsel to the effect that sufficient other IRS elements exist to allow us to continue to be taxed as a partnership and not as a corporation.

Historically, the right of redemption, similar to your right to redeem your Units, renders a pool, such as us, a publicly traded partnership, taxed as a corporation. However, the Revenue Act of 1987 provides an exception. The exception requires 90% or more of our gross income to be qualifying income. If the principal activity of the partnership is buying and selling commodities, qualifying income includes interest, dividends, and income from futures, options or forward contracts on commodities. The general partner intends to limit the sources of income so that the exception will apply to us. In addition, the general partner has placed restrictions upon the right of redemption. See The Limited Partnership Agreement, Redemptions and Exhibit A, Right of Redemption.

No IRS Ruling

We have not applied for a ruling from the Internal Revenue Service regarding our status as a partnership or with regard to any other tax aspect, nor do we intend to seek a ruling. In the absence of a ruling, there can be no assurance that the IRS will not attempt to take a position adverse to the partnership.

Tax Opinion

We have obtained an opinion, which is not binding upon the IRS or the courts, from The Scott Law Firm, P.A., that we will be taxable as a partnership and not as a corporation. The firm has opined with respect to all material federal tax consequences as follows:

* we will be treated as a partnership for federal income tax purposes, assuming that substantially all our gross income will be qualifying income within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended

* the allocations of profits and losses made when partners redeem their Units should be upheld for federal income tax purposes;

* based upon our contemplated trading activities, the IRS should consider us as conducting a trade or business; and, as a result, the ordinary and necessary business expenses we incur while conducting our commodity futures trading business should not be subject to limitation under section 67 or section 68 of the Internal Revenue Code;

* the profit share should be respected as a distributive share of our income allocable to Bromwell Financial Fund, Limited Partnership; and

* the contracts we trade, as described in this prospectus, should satisfy the commodities trading safe harbor as described in section 864(b) of the Internal Revenue Code.

Such opinion is based on the Internal Revenue Code as of July 31, 1999 and a review of the Limited Partnership Agreement, and is conditioned upon the following representations of facts by the general partner:

* at all times, we will be operated in accordance with the Delaware Uniform Limited Partnership Act and the Limited Partnership Agreement attached hereto as Exhibit A

* the general partner will, at all times maintain not less than a 1% interest in our income, losses, gains, deductions and credits

* for our first two years of operation, the aggregate deductions claimed by the partners as their distributive shares of our net losses will not exceed the equity capital invested in the partnership

* no creditor who makes us a loan, including margin accounts, will have or acquire, as a result of making the loan, any direct or indirect interest in our capital, profits or property, other than as a secured creditor

* the general partner will at all times actively direct the affairs of the Partnership

*  the general partner:

  * will possess substantial assets, exclusive of its interest in us or any other limited partnership, which can be reached by our general creditors within the meaning of Treasury Regulation Section 301.7701 2(d)(2) or

  * will otherwise comply with the tax code general partner requirements imposed upon sole corporate general partners of limited partnerships

*  interests in the partnership:

  *  will be transferable only upon approval of the general partner

  *  will not be traded on an established securities market, and

  * will not be readily tradable on a secondary market or the substantial equivalent thereof

*  we will not be registered under the Investment Advisor's Act of 1940; and

* over 90% of our earned income will be qualifying income as that term is defined in the IRS Act of 1987.

The Scott Law Firm, P.A. is not able to opine upon the tax treatment of expenses as that determination depends upon questions of fact to be resolved by the general partner on our behalf. In addition, commodity trading advisor fees are aggregated with employee business expenses and other expenses of producing income, and the aggregate of such expenses is deductible only to the extent such amount exceeds 2% of your adjusted gross income. It is the general partner's position that our intended operations will qualify as a trade or business. If this position is sustained, the brokerage commissions and performance fees will be deductible as ordinary and necessary business expenses. Syndication costs to organize the partnership and offering expenses will not be deductible or amortizable by us or you.

Any change in these representations or the operative facts will prevent us and you from relying upon the legal opinion from The Scott Law Firm, P.A.

Passive Loss And Unrelated Business Income Taxes Rules

In addition to the imposition of a corporate level tax on publicly traded partnerships, special rules apply to partnerships in regard to the application of the passive loss and unrelated business income tax rules. In Notice 88-75 issued on June 17, 1988, the IRS provided guidance as to partnership operation. The general partner intends to cause us to comply with the applicable provisions of these guidelines. In the event our expenses were deemed not to qualify as deductions from trading profits, your total taxes would increase while your distributions would remain the same.

Basis Loss Limitation

Generally, the basis of your interest in the partnership for tax purposes is equal to the cost

* decreased, but not below zero, by your share of any partnership losses and distributions, and

*  increased by your share of any partnership income.

You may not deduct losses in excess of the adjusted basis for your interest in the partnership at the end of the partnership year in which such losses occurred. However, you may carry forward any excess to such time, if ever, as the basis for the interest in the partnership is sufficient to absorb the loss. Upon the sale or liquidation of your interest in the partnership, you will recognize a gain or loss for Federal income tax purposes equal to the difference between the amount you realize in the transaction and the basis for your interest in the partnership at the time of such sale. For individuals, capital losses would offset capital gains on a dollar for dollar basis, with any excess capital losses subject to a $3,000 annual limitation. Accordingly, it is possible for you to sustain a loss from our operation which will not be allowed as a deduction for tax purposes or will be limited to a $3,000 annual limitation.

At-Risk Limitation

If you borrow money to invest in the partnership, there are at risk limitations that will apply to you. Section 465 of the Internal Revenue Code provides that the amount of any loss allowable for any year to be included in your personal tax return is limited to the amount paid for the Units, or tax basis, of the amount at risk. Losses already claimed may be subject to recapture if the amount at risk is reduced as a result of:

*  cash distributions from the activity

*  deduction of losses from the activity

*  changes in the status of indebtedness from recourse to non-recourse

*  the commencement of a guarantee, or

*  other events that affect your risk of loss.

You should consider the at risk provisions in arranging debt financing for purchasing a partnership interest.

Income And Losses From Passive Activities

Internal Revenue Code Section 469 limits the deductibility of what are called passive losses from business activities in which the taxpayer does not materially participate. Under temporary Treasury regulations,

* the trading of personal property, such as futures contracts, will not be treated as a passive activity,

* partnership gains allocable to you will not be available to offset passive losses from sources outside the partnership, and

* partnership losses will not be subject to limitation under the passive loss rules.

Allocation Of Profits And Losses

The allocation of profits, losses, deductions and credits contained in the Limited Partnership Agreement will be recognized for tax purposes only if the allocations have substantial economic effect. While the general partner believes that the Limited Partnership Agreement either meets the requirements or satisfies a substitute capital account equivalency test, the Limited Partnership Agreement does not meet a third requirement, that a partner must make a capital contribution to the partnership equal to any deficit in its capital account. Accordingly, under the regulations and the Limited Partnership Agreement, losses would not be allocable to you in excess of your capital contribution plus properly allocated profits less any prior distributions. The general partner intends to allocate income and losses in accordance with the Limited Partnership Agreement which it believes complies with applicable Internal Revenue Code
Section 704. However, no assurances can be given that the IRS will not attempt to change any allocation that is made among partners admitted on different dates, which could adversely affect the amount of taxable income to one partner as opposed to another partner.

Taxation Of Futures And Forward Transactions

The commodity trading advisors selected to trade for us are expected to trade primarily in Section 1256 Contracts, which is any:

*  regulated futures contract

*  foreign currency contract

*  non-equity option, or

*  dealer equity option.

A regulated futures contract is a futures contract:

*  if it is traded on or subject to the rules of:

  * a national securities exchange which is registered with the Securities and Exchange Commission,

  * a domestic board of trade designated as a contract market by the Commodity Futures Trading Commission or any other board of trade, exchange or other market designated by the Secretary of Treasury, and

* which is marked-to-market to determine the amount of margin which must be deposited or may be withdrawn. Marked-to-market means that the position is taken in the account on day one at that price. Each day the position is held, it is valued for account purposes at the price of the contract on the close of that day.

A foreign currency contract is negotiated between banks and accepted for trade
among banks and private investors.   The partnership is expected to purchase or
sell these contracts to speculate on the value of foreign currency as contrasted with the U. S. dollar. These contracts are exempt from the Commodity Exchange Act and are excluded from marked-to-market treatment.

A non-equity option means an option which is treated on a qualified board or exchange and the value of which is not determined directly or indirectly by reference to any stock, group of stocks, or stock index unless there is in effect a designation by the Commodity Futures Trading Commission of a contract market for a contract bond or such group of stocks or stock index.

A dealer equity option means, with respect to an options dealer, only a listed option which is an equity option, is purchased or granted by such options dealer in the normal course of his activity of dealing in options, and is listed on the qualified board or exchange on which such options dealer is registered.

All Section 1256 contracts will be marked-to-market upon the closing of every contract, including closing by taking an offsetting position or by making or taking delivery, by exercise or being exercised, by assignment or being assigned; or by lapse or otherwise. Also, all open Section 1256 contracts held by us at our fiscal year-end will be treated as sold for their fair market value on the last business day of such taxable year. This will result in all unrealized gains and losses being recognized for Federal income tax purposes for the taxable year. As a consequence, you may have tax liability relating to unrealized partnership profits in open positions at year-end. Sixty percent of any gain or loss from a Section 1256 contract will be treated as long-term capital gain or loss, and 40% as short-term capital gain or loss, regardless of the actual holding period of the individual contracts. The character of a your distributive share of profits or losses of the partnership from Section 1256 contracts will thus be 60% long-term capital gain or loss and 40% short-term capital gain or loss. Your distributive share of such gain or loss for a taxable year will be combined with your other items of capital gain or loss for such year in computing your Federal income tax liability. The Internal Revenue Code contains rules designed to eliminate the tax benefits flowing to high-income taxpayers from the graduated tax rate schedule and from the personal and dependency exemptions. The effect of these rules is to tax a portion of a high-income taxpayer's income at a marginal tax rate of 39.6%. However, long-term capital gains are now subject to a maximum tax rate of 28%. A limited partner, other than a corporation, estate or trust, may elect to carry-back any net
Section 1256 contract losses to each of the three preceding years. However, the marked-to-market rules do not apply to interests in personal property of a nature which are actively traded other than Section 1256 contracts.

Section 988 Foreign Currency Transactions

A Section 988 transaction is defined as the entering or acquiring of any forward contract, futures contract, option or similar financial instrument if the amount to be received or to be paid by reason of a transaction is denominated in a nonfunctional currency or is determined by reference to one or more nonfunctional currencies. If the Section 988 transaction results in a gain or loss, it is considered to be a foreign currency gain or loss to the extent it does not exceed gain or loss realized by reason of changes in exchange rates.

Capital Gain And Loss Provisions

If long-term capital gains exceed short-term capital losses, the net capital gain will be taxed at the same rates as ordinary income. Subject to an annual limitation of $3,000, you may deduct the excess of capital losses over capital gains against ordinary income. Excess capital losses which are not used to reduce ordinary income in a particular taxable year may be carried forward to, and treated as capital losses incurred in, future years.

Business For Profit

Internal Revenue Code Section 183 sets forth the general rule that no deduction is allowable to an individual for an activity not engaged in for profit. These are activities other than those constituting a trade or business or engaged in for the production or collection of income or for the management, conservation, or maintenance of property held for the production of income. The determination of whether an activity is engaged in for profit is based on all facts and circumstances, and no single factor is determinative. The general partner believes that by employing independent commodity trading advisors with strong track records of production of profits, it is more likely than not, that our activity will be considered an activity engaged for profit.

Self-Employment Income And Tax

Section 1402 of the Internal Revenue Code provides that an individual's net earnings from self-employment shall not include the distributive share of income or loss from any trade or business carried on by a partnership of which he is a limited partner. Therefore, you should not consider that the ordinary income from the partnership constitutes net earnings from self-employment for purposes of either the Social Security Act or the Internal Revenue Code.

Individual Alternative Minimum Tax

Non-corporate taxpayers are subject to the alternative minimum tax to the extent it exceeds their regular tax. For an entity taxable as an estate or trust, the first $22,500 of alternative minimum taxable income is exempt from the alternative minimum tax, while for an individual it is the first $33,750 of such income, $45,000 for a joint return, or $22,500 for married taxpayers filing separately. The exemption amounts will be phased out at the rate of $.25 for each dollar of alternative minimum taxable income in excess of $150,000 for married taxpayers filing jointly, $112,500 for single taxpayers, and $75,000 for married taxpayers filing separately, estates and trusts. Alternative minimum taxable income in excess of the exemption amount, after any applicable phase-out, will be subject to a two-tiered rate schedule. Alternative minimum taxable income, net of exemption, up to and including $175,000 will be taxed at a rate of 26% and alternative minimum taxable income over $175,000 will be taxed at a 28% rate. Taxpayers liable for the alternative minimum tax are required to make estimated tax payments.

Interest Related To Tax Exempt Obligations

Section 265(a)(2) of the Internal Revenue Code will disallow any deduction for interest on indebtedness of a taxpayer incurred or continued to purchase or carry obligations the interest on which is wholly exempt from tax. The IRS announced in Revenue Procedure 72-18 that the proscribed purpose will be deemed to exist with respect to indebtedness incurred to finance a portfolio investment. The Revenue Procedure further states that a limited partnership interest will be regarded as a portfolio investment, unless rebutted by other evidence. Therefore, if you own tax-exempt obligations, the IRS might take the position that any interest expense incurred by you to purchase or carry Units should be viewed as incurred by you to continue carrying tax exempt obligations, and that you should not be allowed to deduct all or a portion of the interest on any such loans.

Not A Tax Shelter

In the opinion of tax counsel, we do not constitute a tax shelter, as defined in Internal Revenue Code Section 6111(c), since the general partner intends to operate the partnership so that the tax shelter ratio will not exceed two-to-one at the close of any of the first five years. Accordingly, the general partner does not plan to register us as a tax shelter with the IRS.

Taxation Of Foreign Partners

An investment in the partnership should not, by itself, cause a foreign partner to be engaged in a trade or business within the United States. A foreign person is subject to a 30% withholding tax, unless reduced or exempted by treaty, on United States source income which is not effectively connected with the conduct of a United States trade or business. This tax must be withheld by the person having control over the payment of such income. Accordingly, we may be required to withhold tax on items of such income which are included in the distributive share of a foreign partner, whether or not the income was actually distributed. If we are required to withhold tax on such income of a foreign partner, the general partner may pay such tax out of its own funds and then be reimbursed out of the proceeds of any distribution to or redemption of Units by the foreign partner.

Partnership Entity-Audit Provisions-Penalties

The Internal Revenue Code provides that the tax treatment of items of partnership income, gain, loss, deduction and credit will be determined at the partnership level in a single partnership proceeding. The Limited Partnership Agreement has appointed Belmont Capital Management, Inc. as the tax matters partner to settle any issue involving any partner with less than a 1% profits interest unless such a partner, upon notice, properly elects not to give such authority to the tax matters partner. The tax matters partner may seek judicial review for any adjustment to partnership income, but there will be only one such action for judicial review to which all partners will be bound. The Internal Revenue Code provides that a partner must report a partnership item consistently with its treatment on the partnership return, unless the partner specifically identifies the inconsistency or can show that its treatment of the partnership item on its return is consistent with a schedule furnished to the partner by the partnership. Failure to comply with this requirement may result in penalties for underpayment of tax and could result in an extended statute of limitations. The statute of limitations for adjustment of tax with respect to partnership items will generally be three years from the date of filing the partnership return.

Internal Revenue Code Section 6662 imposes a penalty for a substantial understatement of income tax equal to 20% of the amount of any underpayment attributable to that understatement. Understatement is defined as meaning the excess of the correct amount of tax required to be shown on the return over the amount of tax which is actually shown on the return. A substantial understatement exists for any taxable year if the amount of the understatement for the taxable year exceeds the greater of:

*  10% of the correct tax, or

* $5,000, or $10,000, in the case of a corporation other than an S corporation or a personal holding company.

Employee Benefit, Retirement Plans And IRA's

The Employee Retirement Income Security Act of 1974 governs:

*  employee benefit plans, such as:

  *  a qualified pension, profit-sharing or stock bonus plan, or

  *  a qualified health and welfare plan; and

*  individual retirement accounts, commonly called IRAs.

Before you invest in us through one of these qualified plans, you should consult your own legal and financial advisors, and the fiduciary of your plan should take into account the facts and circumstances of your plan, and consider applicable fiduciary standards under the above act.

Acceptance of subscriptions on behalf of employee benefit plans is not a representation by the general partner or any other party that this investment meets all legal requirements or is appropriate with respect to investments by any particular plan. The person with investment discretion should consult the attorney for the plan as to the propriety of an investment in this partnership.

The Limited Partnership Agreement

This prospectus explains all material terms of the Limited Partnership Agreement; however, you are urged to read the entire agreement. See Exhibit A.

Formation Of The Partnership

Our Certificate of Limited Partnership is dated and was filed on January 12, 1999 pursuant to the Delaware Uniform Limited Partnership Act.

You are not liable for our losses, debts and obligations beyond your investment amount and your share of any of our undistributed assets, so long as you do not take part in the management of the business of the partnership or transact any business for the partnership.

According to the Limited Partnership Agreement, this partnership will not terminate or dissolve upon any limited partner's death, incompetence, withdrawal, insolvency, bankruptcy, termination, liquidation, dissolution or other legal incapacity. Also, legal representatives of such limited partner may redeem their Units, but will not have the right to withdraw their interest or become a substituted limited partner solely by reason of such incapacity.

Units

The number of Units you hold will determine your percentage interest in our net assets. The percentage interest will be calculated from time to time by dividing the number of Units you hold by the aggregate number of outstanding Units.

Management Of Partnership Affairs

Only the general partner may manage this partnership. You will not take part in our business or affairs nor will you have any voice in our management or operations.

The limited partners who collectively hold a majority of the Units must give written approval of any material change in either the Limited Partnership Agreement or the partnership structure.

These material changes do not include the right of the general partner to:

*  change trading advisors

*  change the commodity contracts traded, or

* change the diversification of our assets among the various types of or in the positions held in commodity contracts.

To the extent the law permits, such limited partners who hold a majority of the Units may vote to amend any term in the Limited Partnership Agreement and, if necessary, the Certificate of Limited Partnership without the agreement of the general partner. This includes removing the general partner and electing a new general partner.

The general partner may not make trades on our behalf. Trading must be done by independent commodity trading advisors selected by the general partner.

Additional Offerings

The general partner may has sole discretion to:

*  end any offering of Units

*  register additional Units, and

*  make additional public or private offerings of Units.

You will not have any preemptive, preferential or other rights with respect to the issuance or sale of any additional Units. We have not limited the amount of capital contributions or the maximum number of Units which may be issued, offered or sold.

Partnership Accounting, Reports, And Distributions

You will have a capital account, and its initial balance will be the amount you paid for your Units. The net assets of this partnership will be determined monthly, and any change from the previous month will be passed on to your account in the ratio that your account bears to all accounts.

The general partner has sole discretion to make distributions from profits or net assets. On a monthly basis the you will receive a report containing:

*  the net Unit value as of the end of both the current and previous month

*  the percentage change in net Unit value between the two months

*  the amount of distributions during the month

* the aggregate fixed commission in lieu of round-turn brokerage commissions, other fees, administrative expenses, and reserves for claims and other extra-ordinary expenses incurred or accrued by us during the month, and

* any other information required by the rules of the Commodity Futures Trading Commission.

You or your duly authorized representative may inspect our books and records and any records related to your account, provided:

*  you give adequate notice

*  you do so at a reasonable time, and

*  you make copies at your expense.

Federal Tax Allocations

At the end of each fiscal year, our capital gain or loss and ordinary income or loss will be allocated among the partners, while compensating for our fees and expenses. You must include your share of such items in your personal income tax return.

Transfer Of Units Only With Consent Of The General Partner

You are admitted to this partnership and are registered on the partnership records as the owner of the Units you purchase. As a registered Unit holder, you may:

* receive all distributions, allocations of losses and withdrawals, and reductions of capital contributions, and

*  vote on any matters submitted to the limited partners for voting.

You may transfer your Units only with the written consent of the general partner. The general partner may not approve the transfer if it:

*  is requested before two years from the date of purchase

* is not made for all of your Units or, if you are not assigning all of your Units, you will not retain more than five Units

* will violate any applicable laws or governmental rules or regulations, including without limitation:

  *  any applicable Federal or state securities laws, or

  *  the Delaware limited partnership laws

* will jeopardize our ability to be taxed as a partnership and not as a corporation, or

*  will affect characterizations or treatment of income or loss.

Termination Of The Partnership

This partnership will terminate:

* at 11:59 p.m. twenty-one years from the date of the Limited Partnership Agreement

* by election of the general partner, in its sole discretion, to terminate and dissolve this partnership

* upon the dissolution, death, resignation, withdrawal, bankruptcy or insolvency of the general partner, unless the limited partners unanimously elect to carry on the business and a new general partner has been substituted

* if it does not pay its annual franchise fee and file its annual report with the State of Delaware, which will cause it to be dissolved under Delaware law

* upon any event which makes the continued existence of the partnership unlawful, or

*  upon the unanimous vote of the Limited Partners.

Meetings

We are not required to hold regular meetings, however, partners may call meetings to vote on certain issues, including:

* amendment of the limited partnership agreement; provided, however, any amendment which modifies the compensation or distributions to the general partner or which affects the duties of the general partner requires its consent

*  removal of the general partner and election of a new general partner

* cancellation of any contract for services with the general partner, without penalty, upon 60 days written notice; provided, however, the maximum period of any contract between the general partner and the partnership is one year; and, provided further, should any amendment to this partnership agreement attempt to modify the compensation or distributions to which the general partner is entitled or which affects the duties of the general partner, such amendment will become effective only upon the consent of the general partner.

* the right to approve, prior to sale, the sale or distribution, outside the ordinary course of business, of all or substantially all of the assets of the partnership.

*  dissolution of the partnership.

* change of any of the partnership's basic investment policies or in the structure of the partnership.

See Management of Partnership Affairs.

The general partner must receive in person or by certified mail a written request with a check to cover the cost of sending notice of the meeting to all partners. The written request must be signed by one or more partners who collectively own 10% or more of the outstanding Units. The general partner then has 15 days to call the meeting

Redemptions

Redemption allows you to receive your share of the net assets of this partnership. You may not redeem or liquidate any Units until six months after we have commenced business. The general partner must receive written notice no later than 12:00 noon on the tenth calendar day immediately preceding the desired effective date of redemption. The effective date of redemption must be the last day of the then current or a future month.

The general partner will try its best to comply with the redemption request within ten days following the effective date. However, you should be aware that the general partner may be unable to timely comply with the request if there is not enough cash. This may be because the trading advisor cannot liquidate the positions it has taken, or because there are contingent claims on partnership assets.

If the general partner notifies you in writing, it may declare additional redemption dates or cause the partnership to redeem fractions of Units. If the general partner notifies you in writing prior to registering Units for public sale, it may redeem your Units if you don't hold the required minimum amount of Units which it has established.

We will charge a redemption fee of 4% of the value of the redemption request if it is received prior to the nineteenth day of the sixth month after the commencement of business. Thereafter, we will reduce the redemption fee by 1% every 6 months as follows:

Redemption Request Received           Redemption Fee

Before 19th day of 6th
 month of investment                  4%
Thereafter until 12 months            3%
Thereafter until 18 months            2%
Thereafter until 24 months            1%
Thereafter                            None

Plan For Sale Of Units

The Selling Agent

We are offering and selling the Units through Futures Investment Company, 5916
N. 300 West, P.O. Box C, Fremont, Indiana 46737, a broker/dealer registered with the National Association of Securities Dealers. The general partner or Futures Investment Company may also select other broker dealers to sell the Units. All Units will be sold on a best efforts basis, which means the selling agent(s) will try, but not guarantee, to sell all the Units.

Although we are offering a maximum of $7,000,000 of Units, the Limited Partnership Agreement authorizes the general partner to sell additional Units. Accordingly, the partnership may sell an unlimited number of Units.

Futures Investment Company is owned solely by Mr. Michael Pacult and his wife, Mrs. Pacult, who is also one of the general partners and the sole shareholder, director, and officer of the corporate general partner. Mr. and Ms. Pacult are also registered with the National Futures Association as associated persons and with the National Association of Securities Dealers, Inc. as registered representatives of Futures Investment Company. In those capacities, they will earn sales and trailing commissions on the Units they sell and service.

Futures Investment Company is an Illinois corporation which was incorporated on December 6, 1983. It was officially registered as a fully disclosed broker dealer with the National Association of Securities Dealers on July 24, 1997. Currently, Futures Investment Company principally offers and trades securities and commodities as a Commodity Futures Trading Commission registered introducing broker. It has and will continue to participate in offerings of other commodity pools sponsored by the general partner or other persons or entities in competition with us.

Escrow and Commencement of Business

To commence business, the general partner must sell the minimum $700,000 of Units, excluding Units purchased by the general partner, within one year of the date of this prospectus, or within a longer time established by the general partner.

During this time, all cash and subscription documents will be held in a separate escrow account in the name of this partnership at the escrow agent, Star Financial Bank, 2004 N. Wayne St., Angola, IN 46703. After the minimum is sold:

* all cash and subscription documents will be delivered to us within 1 business day

* the interest earned on your subscription during the escrow period will be deposited in our account, and you will receive a corresponding number of additional Units at the rate of $1,000 per Unit taking into account both the length of time and amount deposited into the escrow account

*  we will commence trading operations

* we will continue to sell up to $7,000,000 of Units until they are either all sold or the general partner terminates this offering; in which case:

  *  no escrow will be used and we will receive subscription checks directly

  * the Units' price will be based upon the profitability of the partnership, the net Unit value, which will be determined monthly.

If we cannot sell the minimum Units in this time, this offering will terminate and your subscription documents and entire investment, plus interest, will be returned within 10 days.

Cash from subscriptions held in the escrow account will be invested in short-term investments which meet applicable regulatory requirements. These include United States Treasury Bills or other comparable interest-bearing instruments which are expected to be liquid, substantially risk-less instruments, with correspondingly low yields.

Belmont Capital Management, Inc. will pay the escrow agent a fee for its services and will not be reimbursed for this by the partnership.

There cannot be any assurance that the minimum Units or any additional Units will be sold. The general partner is authorized, in its sole discretion, to terminate this or any future offering of Units.

Subscription Procedure

To purchase Units, you must:

* complete and execute a suitability questionnaire and a subscription agreement (Exhibit D), and

*  deliver the executed subscription documents and check to the sales agent.

If this minimum number of Units to commence business has not been sold, you should make out the check to "Star Financial Bank-Escrow Agent for Bromwell Financial Fund, LP". Your check will then be delivered to the escrow agent within 24 hours of receipt.

After the minimum Units have been sold, no escrow will be used and you should make your check out to "Bromwell Financial Fund, Limited Partnership". The sales agent will then send your subscription documents to the general partner with your check, which will be invested in the partnership on the next admission date.

Under no circumstances should you:

*  make payment in cash, or

* make any checks payable to the general partner the selling agent or any of their registered representatives or affiliates.

Subscription Amounts

You must purchase at least $25,000 in Units; however, the general partner may reduce this to not less than the regulatory minimum of $5,000. You may make additional investments above $25,000 in $1,000 increments. However, you may not invest more than 10% of your net worth in the partnership. If you have not provided collectible funds, whether in the form of a bad check or draft, or otherwise, any Units recorded in our books in your favor shall be cancelled.

Revocation

Once you have purchased Units, you may not revoke them unless there are Federal or state securities laws which allow you to. The general partner has sole discretion to reject any subscription, in whole or in part, within 5 days.

Net Worth Tests

To purchase Units, you must have at least:

* a minimum net worth of $150,000, exclusive of home, home furnishings and automobiles, or

* a minimum annual gross income of $45,000 and a minimum net worth of $45,000, exclusive of home, home furnishings and automobiles.

You may have to satisfy higher amounts if you live in certain states. See Exhibit D.

In the case of sales to fiduciary accounts, the net worth and income standards may be met by the beneficiary, the fiduciary account, or the donor or grantor who supplies the funds to purchase the Units, if the donor or grantor is the fiduciary.

Investor Warranties

When you execute and deliver your Subscription Agreement and Power of Attorney, you are making representations and warranties to the general partner, the futures commission merchant and the selling agent. Specifically:

(a) you are of legal age to execute the Subscription Agreement and Power of Attorney and are legally competent to do so

(b) you acknowledge that you have received a copy of the prospectus, including the Limited Partnership Agreement, prior to subscribing for Units

(c) all information you have given to the general partner or that is set forth in the Subscription Agreement and Power of Attorney submitted by you is correct and complete as of the date of the agreement. Also, if there are any change in such information prior to acceptance of your subscription, you will immediately furnish the revised or corrected information to the general partner

(d) unless (e) or (f) below apply to you, your subscription is made with your own funds for your own account and not as trustee, custodian or nominee for another.

(e) the subscription, if made as custodian for a minor, is a gift you have made to the minor and is not made with the minor's funds; or, if not a gift, the representations as to net worth and annual income apply only to such minor.

(f)  if you are subscribing in a representative capacity:

  * you have full power and authority to purchase the Units and enter and be bound by the Subscription Agreement and Power of Attorney on behalf of the entity for which you are purchasing the Units, and

  * such entity has full right and power to purchase the Units and enter and be bound by the Subscription Agreement and Power of Attorney and become a limited partner pursuant to the Limited Partnership Agreement attached as Exhibit A.

The general partner, the futures commission merchant or the selling agent may rely upon any of the above representations and warranties as a defense to any claim made against it.

Legal Matters

Litigation And Claims

Within the past 5 years as of the date of this prospectus, there have been no material administrative, civil or criminal actions against either general partner, the commodity trading advisor, the introducing broker, the selling agent or any principal or affiliate of any of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them. The futures commission merchant, Vision Limited Partnership, does have litigation which is unrelated to us; however, its effect would be too small to affect its service to us.

On December 31, 1996, the Business Conduct Committee of the National Futures Association issued a two count complaint against Vision Limited Partnership. Count I alleges failure to supervise and Count II alleges improper handling of one block order. Vision denies the allegations and intends to vigorously defend the matter.

There is currently no litigation pending or on appeal which, if successfully pursued by a plaintiff or appellant would have a material effect on the ability of the futures commission to serve us.

Legal Opinion

The Scott Law Firm, P.A., 5121 Sarazen Drive, Hollywood, FL 33021, serves as special counsel to us and the general partner with respect to:

*  the offering of Units

*  the preparation of this prospectus the legality of the Units offered, and

*  the classification of the partnership as a partnership for tax purposes.

From time to time, the firm will also advise us and the general partner regarding the maintenance of our tax status, the legality of any subsequent offers, and the legality of any transfers by partners.

The general partner has granted the firm the right to employ other law firms to help in matters which relate to the sale of Units or our operation.

The Scott Law Firm, P.A. will not give you or any other partner legal. You should seek investment, legal, and tax advice from your own legal counsel and other professionals of your choice.

Experts

We rely on various experts to perform services for us.

Frank L. Sassetti, & Co., 6611 West North Avenue, Oak Park, IL 60302 is our accounting and auditing expert, and is responsible for auditing the books and records of both us and Belmont Capital Management, Inc. It has also prepared the audited financial statements in this prospectus and will prepare our tax returns.

Mr. James Hepner, certified public accountant, 1824 N. Normandy, Chicago, IL 60635 is another accounting expert who will:

*  establish our original books and records

* handle the journal entries prepare the monthly and annual financial statements and statements of account, and

*  prepare our K-1s, once trading commences.

The general partner will serve as our tax partner. The general partner is required by the rules and regulations of the Commodity Futures Trading Commission to send you unaudited monthly and annual account statements, and financial statements audited by an independent certified public accountant.

We will send you the unaudited monthly statements as soon as practicable after the end of each month, and will send you the audited annual financial statements within 90 days after the end of each calendar year.

Additional Information

By our general partner, we have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 to allow us to issue and sell our limited partnership interests.

This prospectus does not contain all of the information in the Form S-1 filing, for example, the Selling Agreement, the Escrow Agreement, and the Customer Agreement. The description in this prospectus of these exhibits are summaries. For further information regarding the partnership and the Units offered, you may inspect and copy, without charge, our complete filings, including this prospectus, the exhibits and periodic reports, at the public reference facilities of the Securities and Exchange Commission at:

*  450 Fifth Street, NW, Washington, D.C. 20549

* its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and

* its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

Also, the Securities and Exchange Commission offices will send you copies of all or any part of this filing by mail, upon payment of the prescribed rates. This prospectus and other electronic filings made through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the Commission's Web site, http://www.sec.gov.

In addition, our books and records will be maintained for six years at the affiliate of the partnership, Futures Investment Company, 5916 N. 300 west, P.O. Box C, Fremont, IN 46737, (219) 833-1306, with a duplicate set maintained at the offices of Mr. James Hepner, Certified Public Accountant, at 1824 N. Normandy, Chicago, IL 60635, (773) 804-0074.

You are invited to review any materials available to the general partner relating to:

*  this partnership

*  our operations

*  this offering

*  the commodity experience and trading history of:

  *  the commodity trading advisor

  *  the general partner

  *  the commodity brokers, and

  *  their respective officers, directors and affiliates

*  the Advisory Agreement between us and the commodity trading advisor

*  the Customer Agreements between us and our Commodity Brokers

*  the commodity trading advisor's disclosure document

* the forms filed with the NFA for any registered entity or person related to this partnership, and

* any other matters relating to the laws applicable to this offering or this partnership.

The officer and staff of the general partner will answer all reasonable inquiries you may have. All the above materials will be made available at any mutually convenient location at any reasonable hour after reasonable prior notice.

The general partner will allow you to obtain any additional information necessary to verify any representations or information in this prospectus and its exhibits, assuming we or the general partner possess such information or can acquire it with reasonable effort and expense. However, your review is limited by the proprietary and confidential nature of the commodity trading advisor's trading systems and by the confidentiality of personal information relating to other investors.

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                                  APPENDIX I

                        Commodity Terms And Definitions

Identification of the parties and knowledge of various terms and concepts relating to trading in futures and forward contracts and this offering are necessary for a potential investor to identify the risks of investment in the Fund.

1256 Contract.  See Taxation - Section 1256 Contract.

Additional Sellers.  See definition of Selling Agent.

Affiliated Introducing Broker. The introducing broker is affiliated with Mrs. Shira Del Pacult, one of the general partners and the sole principal of Belmont Capital Management, Inc., the other general partner. The introducing broker has no affiliation with the partnership. Also see definition of Introducing Broker.

Associated Persons. The persons registered pursuant to the Commodity Exchange Act with the futures commission merchant, the selling agent, additional sellers, or the introducing broker who are eligible to service the partnership, the partners and to receive trailing commissions.

Average Price System. The method approved by the Commodity Futures Trading Commission to permit the commodity trading advisor to place positions sold or purchased in a block to the numerous accounts managed by the advisor. See The Commodity Trading Advisor in the main body of the prospectus.

Best Efforts. The term to describe that the party is liable only in the event they intentionally fail or are grossly negligent in the performance of the task described.

Capital means cash invested in the partnership by any partner and placed at risk for the business of the partnership.

Commodity Futures trading Commission (CFTC). Commodity Futures Trading Commission, 2033 K Street, Washington, D.C., 20581. An independent regulatory commission of the United States government empowered to regulate commodity futures transactions under the Commodity Exchange Act.

Commodity. Goods, wares, merchandise, produce, currencies, and stock indices and in general everything that is bought and sold in commerce. Traded commodities on U. S. Exchanges are sold according to uniform established grade standards, in convenient predetermined lots and quantities such as bushels, pounds or bales, are fungible and, with a few exceptions, are storable over periods of time.

Commodity Broker. See definitions of Futures Commission Merchant and Introducing Broker.

Commodity Exchange Act. The statute providing the regulatory scheme for trading in commodity futures and options contracts in the United States under the administration of the Commodity Futures Trading Commission which will provide the opportunity for reparations and other redress for claims.

Commodity Pool Operator (CPO). Belmont Capital Management, Inc., c/o Corporate Systems, Inc., 101 N. Fairfield Dr., Dover, DE 19901; and, Mrs. Shira Del Pacult, 5916 N. 300 West, P.O. Box C, Fremont, IN 46737. A person that raises capital through the sale of interests in an investment trust, partnership, corporation, syndicate or similar form of enterprise, and uses that capital to invest either entirely or partially in futures contracts.

Commodity Trading Advisor (CTA). Ansbacher Investment Management, Inc., 45 Rockefeller Plaza, 20th Floor, New York, New York 10111. A person or entity which renders advice about commodities or about the trading of commodities, as part of a regular business, for profit. Particularly, those who will be responsible for the analysis and placement of trades for the partnership.

Daily Price Limit. The maximum permitted movement in a single direction (imposed by an exchange and approved by the CFTC) in the price of a commodity futures contract for a given commodity that can occur on a commodity exchange on a given day in relation to the previous day's settlement price, which is subject to change, from time to time, by the exchange (with CFTC approval).

Escrow Agent and Escrow Account. Star Financial Bank, 2004 N. Wayne St., Angola, IN 46703 which was selected by the general partner and the account which will hold all the subscription documents and proceeds until such time as either the minimum is sold or the offering is terminated prior to the sale of such minimum.

Exchange for Physicals (EFP). EFP is a practice whereby positions in futures contracts may be initiated or liquidated by first executing the transaction in the appropriate cash market and then arbitraging the position into the futures market (simultaneously buying the cash position and selling the futures position, or vice versa).

Form K-1. The section of the Federal Income Tax Return filed by the partnership which identifies the amount of investment in the partnership, the gains and losses for the tax year, and the amount of such gains and losses reportable by a partner on the partner's tax return.

Fully-Committed Position. Each commodity trading advisor has an objective percentage of equity to be placed at risk. In addition, the CFTC places limits upon the number of positions a single commodity trading advisor may have in commodities. When either the objective percentage of equity is placed at risk or the commodity trading advisor reaches the limit in number of positions, the account or accounts have a fully-committed position.

Futures Commission Merchant (FCM). The person that solicits or accepts orders for the purchase or sale of any commodity for future delivery subject to the rules of any contract market and in connection with such solicitation or acceptance of orders, accepts money or other assets to margin, guarantee, or secure any trades or contracts that result from such orders for a commission. The introducing broker will be responsible for the negotiation and payment of the commission to the futures commission merchant.

Futures Contract. A contract providing for (1) the delivery or receipt at a future date of a specified amount and grade of a traded Commodity at a specified price and delivery point, or (2) cash settlement of the change in the value of the contract. The terms of these contracts are standardized for each commodity traded on each exchange and vary only with respect to price and delivery months. A futures contract should be distinguished from the actual physical commodity, which is termed a cash commodity. Trading in futures contracts involves trading in contracts for future delivery of commodities and not the buying and selling of particular physical lots of commodities. A contract to buy or sell may be satisfied either by making or taking delivery of the commodity and payment or acceptance of the entire purchase price therefor, or by offsetting the contractual obligation with a countervailing contract on the same exchange prior to delivery.

Futures Investment Company.  The selling agent and introducing broker, 5916
N. 300 West, P.O. Box C, Fremont, IN 46737 which will introduce the trades to the futures commission merchant for a fixed commission of 11% of equity on deposit at the futures commission merchant allocated by the general partner to trade. Mrs. Shira Del Pacult, one of the general partners and the principal of Belmont Capital Management, Inc., the other general partner, is also one of the principals of Futures Investment Company, with her husband.

General Partner. Belmont Capital Management, Inc., c/o Corporate Systems, Inc., 101 N. Fairfield Dr., Dover, DE 19901; and, Mrs. Shira Del Pacult, 5916
N. 300 West, P.O. Box C, Fremont, IN 46737.  The manager of the fund.

Gross Profits. The income or loss from all sources, including interest income and profit and loss from non-trading activities, if any.

Initial Closing. When the minimum offering amount has been raised and escrow funds are released to the partnership for commencement of trading.

Introducing Broker (IB). The introducing broker, Futures Investment Company, 5916 N. 300 West, P.O. Box C, Fremont, IN 46737, which will introduce the trades to the futures commission merchant for a fixed commission of 11% of equity on deposit at the futures commission merchant allocated by the general partner to trade. Mrs. Shira Del Pacult, one of the general partners and the principal of Belmont Capital Management, Inc., the other general partner, is also one of the principals of the introducing broker, with her husband.

Introduction of Trades. The term used to describe the function performed by the broker which handles the relationship between the partnership and the futures commission merchant. See Introducing Broker.

Limited Partner. Persons admitted without management authority pursuant to the partnership agreement.

Margin. A good faith deposit with a broker to assure fulfillment of the terms of a futures contract.

Margin Call. A demand for additional monies to hold positions taken to maintain a customer's account in compliance with the requirements of a particular commodity exchange or of an futures commission merchant.

Minimum Offering/Maximum Offering. The amount required to be invested before trading will commence, $700,000 and the amount which will terminate this offering, $7,000,000.

National Association of Securities Dealers (NASD). National Association of Security Dealers, Inc., the self regulatory organization responsible for the legal and fair operation of broker dealers, such as the selling agent.

Net Assets or Net Asset Value means the total assets, including all cash and cash equivalents (valued at cost plus accrued interest and earned discount), less total liabilities, of the partnership (each determined on the basis of generally accepted accounting principles, consistently applied under the accrual method of accounting or as required by applicable laws, regulations and rules including those of any authorized self regulatory organization). See Exhibit A, The Limited Partnership Agreement, 1.2(e).

Net Unit Value. The net assets of the partnership divided by the total number of Units outstanding.

Net Gains.  The net profit from all sources.

New Net Profit. The amount of income earned from trading, less the trading losses and brokerage commissions and fees paid to clear the trades which are incurred or accrued during the then current accounting period. See Charges to the Partnership.

Net Worth. The excess of total assets over total liabilities as determined by generally accepted accounting principles. Net worth for a prospective investor shall be exclusive of home, home furnishings and automobiles.

Offering Expenses. The partnership will reimburse Belmont Capital Management, Inc., one of the general partners, for offering expenses, estimated to be $47,000, from the gross proceeds of the offering at the time of the break of escrow for the initial closing. For purposes of limitation, the total expenses can not exceed 15% of capital raised pursuant to the offering. Specifically, these expenses include the Securities and Exchange Commission registration fee of $1,946, the National Association of Securities Dealers filing fee of $1,200, legal fees of $33,700, accounting fees of $1,500, Blue Sky expenses of $4,500, printing costs of $3,000, miscellaneous expenses of $154 and escrow fees of $1,000. The $47,000 in offering expenses includes the first year operating costs. Additionally, there are $5,000 in organizational expenses which will be paid to Belmont Capital Management, Inc., amortized on a straight line method over 60 months.

Organizational Expenses. Belmont Capital Management, Inc., one of the general partners, will be reimbursed for organizational expense in the amount of $5,000, to be amortized on a straight line method over the first 60 months of partnership operation. Specifically, these include $500 in accounting fees, and $4500 in legal fees.

Option Contract. An option contract gives the purchaser the right (as opposed to the obligation) to acquire (call) or sell (put) a given quantity of a commodity or a futures contract for a specified period of time at a specified price to the seller of the option contract. The seller has unlimited risk of loss while the loss to a buyer of an option is limited to the amount paid (premium) for the option.

Partners.  The general partners and all limited partners in the partnership.

Partnership or Limited Partnership or Commodity Pool or Pool or Fund. The Belmont Financial Fund, Limited Partnership, evidenced by Exhibit A to this Prospectus, c/o Corporate Systems, Inc. 101 North Fairfield Drive, Dover, DE 19901, (302) 697-2139.

Position Limits. The Commodity Futures Trading Commission has established maximum positions which can be taken in some, but not in all commodity markets, to prevent the corner or control of the price or supply of those commodities. These maximum number of positions are called position limits.

Principal. Mrs. Shira Del Pacult, one of the general partners and the principal of the corporate general partner. Mrs. Pacult is also a principal of the introducing broker.

Round-turn Trade. The initial purchase or sale of a futures or forward contract and the subsequent offsetting sale or purchase of such contract.

Redemption. The right of a partner to tender the Units to the partnership for surrender at the net Unit value. See the Limited Partnership Agreement attached as Exhibit A.

Selling Agent. The National Association of Securities Dealers member broker dealer, Futures Investment Company, 5916 N. 300 West, P.O. Box C, Fremont, IN 46737, selected by the general partner to offer the Units for sale. The general partner and the selling agent may select additional selling agents to also offer Units for sale. See Plan of Distribution.

Scale in Positions. The commodity trading advisor selected by the general partner presently has a large amount of equity under management. In some situations, the positions desired to be taken on behalf of the partnership and other accounts under management will be too large too be executed at one time. The trading advisor intends to take positions at different prices, at different times and allocate those positions on a ratable basis in accordance with rules established by the Commodity Futures Trading Commission. This procedure is defined as to scale in positions. The same definition and rules apply when the trading advisor elects to exit a position.

Taxation - Section 1256 Contract is defined to mean: (1) any regulated futures contract (RFC); (2) any foreign currency contract; (3) any non-equity option; and (4) any dealer equity option.

The term RFC means a futures contract whether it is traded on or subject to the rules of a national securities exchange which is registered with the Securities and Exchange Commission, a domestic board of trade designated as a contract market by the Commodity Futures Trading Commission or any other board of trade, exchange or other market designated by the Secretary of Treasury (a qualified board of exchange) and which is market-to-market to determine the amount of margin which must be deposited or may be withdrawn.
A "foreign currency contract" is a contract which requires delivery of, or the settlement of, which depends upon the value of foreign currency which is currency in which positions are also entered at arm's length at a price determined by reference to the price in the interbank market. (The Secretary of Treasury is authorized to issue regulations excluding certain currency forward contracts from marked-to-market treatment.) A non-equity option means an option which is treated on a qualified board or exchange and the value of which is not determined directly or indirectly by reference to any stock (or group of stocks) or stock index unless there is in effect a designation by the Commodity Futures Trading Commission of a contract market for a contract bond or such group of stocks or stock index. A dealer equity option means, with respect to an options dealer, only a listed option which is an equity option, is purchased or granted by such options dealer in the normal course of his activity of dealing in options, and is listed on the qualified board or exchange on which such options dealer is registered. See Federal Income Tax Aspects.

Trading Advisor.  See Commodity Trading Advisor.

Trailing Commissions. The share of the fixed commissions to be paid to the individual associated persons who work for the National Association of Securities Dealers member broker dealers or the introducing broker who have either sold the Units to the partners or are providing services to the general partner or the other partners.

Taking Positions Ahead of the Partnership. The allocation of trades by other than legally accepted methods by the commodity trading advisor or other trader which favors parties who took the position unfairly.

Trading Matrix. The dollar value used by a commodity trading advisor to define the number of positions to be taken by the accounts under management. Some commodity trading advisors have different trading matrices for different sized accounts. For example, they may trade all accounts over one million in size differently than accounts under one million.

Unit. The term used to describe the ownership of both the general and limited partner interests in the partnership.

Unrealized Profit Or Loss. The profit or loss which would be realized on an open position if it were closed at the current settlement price or the most recent appropriate quotation as supplied by the broker or bank through which the transaction is effected.

Underwriter.  See Selling Agent.

                           State Regulatory Glossary

      The following definitions are supplied by the state securities administrators responsible for the review of public futures fund (commodity pool) offerings made to residents of their respective states. They belong to the North American Securities Administrators Association, Inc. which publish "Guidelines for the Registration of Commodity Pool Programs", such as the Fund, which contain these definitions. The following definitions are published from the Guidelines, however, the general partner has made additions to, but no deletions from, some of these definitions to make them more relevant to an investment in the Fund.

      Administrator-The official or agency administering the security laws of a state. This will usually be the State of residence of the Fund or the domicile of the broker or brokerage firm which makes the offer or the residence of the potential investor.

      Advisor-Any person who, for any consideration, engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of commodity contracts or commodity options. This definition applies to the commodity trading advisors and, when it provides such advice, to the general partner.

      Affiliate-An Affiliate of a Person means: (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person; (c) any Person, directly or indirectly, controlling, controlled by, or under common control of such Person; (d) any officer, director or partner of such Person; or (e) if such Person is an officer, director or partner, any Person for which such Person acts in any such capacity. See "Conflicts". This applies to the fact that Mrs. Shira Del Pacult one of the general partners, is the sole shareholder and principal of the other general partner and also owns 50% of the outstanding voting shares and is a principal in the affiliated introducing broker.

      Capital Contributions-The total investment in a Program by a Participant or by all Participants, as the case may be. The purchase price, less sales commissions, for the Units.

      Commodity Broker-Any Person who engages in the business of effecting transactions in commodity contracts for the account of others or for his own account. See Futures Commission Merchant and Introducing Broker.

      Commodity Contract-A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

      Cross Reference Sheet-A compilation of the Guideline sections, referenced to the page of the prospectus, Program agreement, or other exhibits, and justification of any deviation from the Guidelines. This sheet is used by the State Administrator to review this prospectus.

      Net Assets-The total assets, less total liabilities, of the Program determined on the basis of generally accepted accounting principles. Net Assets shall include any unrealized profits or losses on open positions, and any fee or expense including Net Asset fees accruing to the Program.

      Net Asset Value Per Program Interest-The Net Assets divided by the number of Program Interests outstanding.

      Net Worth-The excess of total assets over total liabilities are determined by generally accepted accounting principles. Net Worth shall be determined exclusive of home, home furnishings and automobiles.

      New Trading Profits-The excess, if any, of Net Assets at the end of the period over Net Assets at the end of the highest previous period or Net Assets at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new Capital Contributions, redemptions, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on Program assets during the period, whether the assets are held separately or in a margin account. See New Net Profit.

      Organizational and Offering Expenses-All expenses incurred by the Program in connection with and in preparing a Program for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its Program Interest under Federal and state law, including taxes and fees, accountants' and attorneys' fees.

      Participant-The holder of a Program Interest.  A Partner in the Fund.

      Person-Any natural Person, partnership, corporation, association or other legal entity.

      Pit Brokerage Fee-Pit Brokerage Fee shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees. These fees will be paid by the Introducing Broker from the fixed commissions.

      Program-A limited partnership, joint venture, corporation, trust or other entity formed and operated for the purpose of investing in Commodity Contracts. The Fund.

      Program Broker-A Commodity Broker that effects trades in Commodity Contracts for the account of a Program. See the Futures Commission Merchant and Introducing Broker.

      Program Interest-A limited partnership interest or other security representing ownership in a program. The Units in the Fund. See Exhibit A, the Limited Partnership Agreement.

      Pyramiding-A method of using all or a part of an unrealized profit in a Commodity Contract position to provide margin for any additional Commodity Contracts of the same or related commodities.

      Sponsor-Any Person directly or indirectly instrumental in organizing a Program or any Person who will manage or participate in the management of a Program, including a Commodity Broker who pays any portion of the Organizational Expenses of the Program, and the general partner(s) and any other Person who regularly performs or selects the Persons who perform services for the Program. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of the Units. The term Sponsor shall be deemed to include its Affiliates.

      Valuation Date-The date as of which the Net Assets of the Program are determined. For the Fund, this will be after the close of business on the last business day of each month.

      Valuation Period-A regular period of time between Valuation Dates. For the Fund, this will be the close of business for each calendar month and each calendar year.


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*******************************************************************************
                           FORM S-1 - Amendment No. 2

                                               Registration No. 333-85755

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

(b) The Selling Agreement between Futures Investment Company and the Registrant contains an indemnification from the General Partner to the effect that the disclosures in the Prospectus and this Amendment are in compliance with Rule 10b5 and otherwise true and complete. This indemnification speaks from the date of the first offering of the Units through the end of the applicable statute of limitations. The Partnership has assumed no responsibility for any indemnification to Futures Investment Company and the General Partner is prohibited by the Partnership Agreement from receiving indemnification for breach of any securities laws or for reimbursement for insurance for coverage for any such claims. See Article X, Section 10.4 (b) and (e).

(d) There are no indemnification agreements which are not contained in the Limited Partnership Agreement attached as Exhibit A, the Selling Agreement or the Clearing Agreement.

Item 16. Exhibits and Financial Statement Schedules.

The following documents (unless indicated) are filed herewith and made a part of this Registration Statement:

(a)   Exhibits.

Exhibit
Number   Description of Document

(1) - 01 Selling Agreement dated August 1, 1999 among the Partnership, the General Partner, and Futures Investment Company, the Selling Agent
(2)      None
(3) - 01 Articles of Incorporation of the General Partner
(3) - 02 By-Laws of the General Partner
(3) - 03 Board Resolution of General Partner to authorize formation of Delaware Limited Partnership
(3) - 04 Agreement of Limited Partnership of the Registrant dated
         August 1, 1999 (included as Exhibit A to the Prospectus)
(3) - 05 Certificate of Limited Partnership, Designation of Registered Agent, Certificate of Initial Capital filed with the Delaware Secretary of State, and Delaware Secretary of State acknowledgment of filing of Certificate of Limited Partnership
(4) - 01 Agreement of Limited Partnership of the Registrant dated
         August 1, 1999 (included as Exhibit A to the Prospectus)
(5) - 01 Opinion of The Scott Law Firm, P.A. relating to the legality of the Partnership Units.
(6)      Not Applicable
(7)      Not Applicable
(8) - 01 Opinion of The Scott Law Firm, P.A. with respect to Federal income tax consequences.
(9)      None
(10) - 01 Form of Advisory Agreement between the Partnership and the Commodity Trading Advisor (included as Exhibit F to the Prospectus)
(10) - 02 Form of New Account Agreement between the Partnership and the Futures Commission Merchant
(10) - 03 Form of Subscription Agreement and Power of Attorney
          (included as Exhibit D to the Prospectus).
(10) - 04 Escrow Agreement among Escrow Agent, Underwriter, and the Partnership. (included as Exhibit E to the Prospectus).
(10) - 05 Introducing Broker Clearing Agreement by and between Vision Limited Partnership as Futures Commission Merchant and Futures Investment Company as Introducing Broker
(11)      Not Applicable - start-up business
(12)      Not Applicable
(13)      Not Required
(14)      None
(15)      None
(16)      Not Applicable
(17)      Not Required
(18)      Not Required
(19)      Not Required
(20)      Not Required
(21)      None
(22)      Not Required
(23) - 01 Consent of Frank L. Sassetti & Co., Certified Public Accountants
(23) - 02 Consent of James Hepner, Certified Public Accountant
(23) - 03 Consent of The Scott Law Firm, P.A.
(23) - 04 Consent of Ansbacher Investment Management, Inc., Commodity Trading Advisor
(23) - 05 Consent of Futures Investment Company, as Selling Agent
(23) - 06 Consent of Futures Investment Company, as Introducing Broker
(23) - 07 Consent of Star Financial Bank, Angola, Indiana, Escrow Agent
(23) - 08 Consent of Vision Limited Partnership, Futures Commission Merchant
(24)      None
(25)      None
(26)      None
(27)      Not Applicable
(28)      Not Applicable
(99) - 01 Subordinated Loan Agreement for Equity Capital
(99) - 02 Representative's Agreement between Futures Investment Company and Shira Del Pacult

(b)   Financial Statement Schedules.

      No Financial Schedules are required to be filed herewith.

Item 17. Undertakings.

(a)   (1)   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental: change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The General Partner has provided an indemnification to Futures Investment Company, the best efforts selling agent. The Partnership (issuer) has not made any indemnification to Futures Investment Company.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant including, but not limited to, the General Partner pursuant to the provisions described in Item 14 above, or otherwise, the Registrant had been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*******************************************************************************
                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, in the City of Fremont in the State of Indiana on this 3rd day of December, 1999, Ms. Shira Pacult, the individual general partner of the Registrant, signed this Registration Statement; and Belmont Capital Management, Inc., the corporate general partner of the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BELMONT CAPITAL MANAGEMENT, INC.      BROMWELL FINANCIAL FUND, L.P.
                                      BY BELMONT CAPITAL MANAGEMENT, INC.
                                      GENERAL PARTNER



By: /s/ Shira Del Pacult              By: /s/ Shira Del Pacult
    MS. SHIRA PACULT                  MS. SHIRA PACULT
    PRESIDENT                         PRESIDENT

                                      BROMWELL FINANCIAL FUND, L.P.
                                      BY MS. SHIRA PACULT
                                      GENERAL PARTNER



By: /s/ Shira Del Pacult              By: /s/ Shira Del Pacult
    MS. SHIRA PACULT                  MS. SHIRA PACULT

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person on behalf of Belmont Capital Management, Inc., General Partner of the Registrant in the capacities and on the date indicated.




/s/ Shira Del Pacult
MS. SHIRA PACULT
PRESIDENT

Date:  December 3, 1999


(Being the principal executive officer, the principal financial and accounting officer and the sole director of Belmont Capital Management, Inc., General Partner of the Partnership)